Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 14, 2022, by and among Cryptyde, Inc., a Delaware corporation (“Purchaser”), Forever 8 Fund, LLC, a Delaware limited liability company (the “Company”), the members of the Company set forth on the signature pages hereto (each a “Seller” and collectively the “Sellers”) and Paul Vassilakos, in his capacity as representative of the Sellers (the “Sellers’ Representative”). The Company, Sellers, Purchaser and the Sellers’ Representative are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Exhibit A. The definitions in Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

RECITALS

WHEREAS, the Company, directly and through its wholly-owned subsidiaries, Forever 8 UK Ltd. and F8 Fund EU Holding B.V. (collectively with the Company, the “Company Group”), is primarily engaged in the funding and management of inventory for its e-commerce customers (the “Business”); and

WHEREAS, Sellers collectively hold 100% of the existing issued and outstanding membership interests of the Company (including all rights and benefits associated with such membership interests, the “Existing Membership Interests”); and

WHEREAS, the Purchaser desires to purchase the Existing Membership Interests from the Sellers, and the Sellers desire to sell the Existing Membership Interests to the Purchaser, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, at the Closing (as defined herein), the Sellers shall sell to Purchaser, and Purchaser shall purchase from the Sellers, the Existing Membership Interests in consideration for (i) the payment of cash consideration to satisfy indebtedness and other obligations of the Company, (ii) preferred membership interests in the Company, (iii) certain promissory notes issued to the Sellers, and (iv) the contingent right to receive earn-out consideration (each upon the terms and subject to the conditions set forth in this Agreement); and

WHEREAS, in connection with the sale of the Existing Membership Interests to Purchaser, at the Closing, the existing limited liability company agreement of the Company shall be amended and restated, in the form attached hereto as Exhibit B (the “Amended Operating Agreement”), to, among other things, create two (2) classes of membership interests consisting of (A) non-voting Preferred Membership Interests (the “Preferred Membership Interests”) designated as Units (“Preferred Units”) to be owned by the Sellers, which will have the rights and obligations set forth in the Amended Operating Agreement and (B) Common Membership Interests (the “Common Membership Interests”) designated as Units (“Common Units”) to be owned by Purchaser.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I.
PURCHASE AND SALE OF THE EXISTING MEMBERSHIP INTERESTS

1.01 Purchase and Sale of the Existing Membership Interests. At the Closing, upon the terms contained herein, each Seller shall sell, transfer and assign to Purchaser, free and clear of any Liens, and Purchaser shall purchase or otherwise accept from each Seller, all of the Existing Membership Interests owned by each such Seller, which collectively constitutes 100% of the Existing Membership Interests, together with all rights and advantages attaching thereto.

1.02 Consideration. The aggregate consideration for the purchase of the Existing Membership Interests and the covenants and agreements of Sellers and the Company set forth in this Agreement (the “Total Consideration”) will be comprised of: (i) an aggregate of 7,000,000 Preferred Units to be issued to the Sellers in accordance with the Allocation Schedule (the “Initial Base Preferred Units”), subject to adjustment described in the next sentence, (ii) convertible promissory notes (the “Seller Notes”) in an aggregate principal amount of $27.5 million issued to Sellers in accordance with the Allocation Schedule, and (iii) the Earn-Out Amounts, if any, payable to the Sellers in accordance with Section 1.03, in each case as adjusted pursuant to Section 6.05. Notwithstanding the foregoing, if the VWAP (defined below) of the Purchaser Common Stock for the later of i) the 15 trading days immediately prior to the date the Put Right pursuant to Section 7(b) of the Amended Operating Agreement is exercisable (even if such Put Right is not exercised on such date) and ii) the 15 trading days following the filing by Purchaser of its Annual Report on Form 10-K for the fiscal year ending December 31, 2022 (the “Additional Base Preferred Unit VWAP”) is less than $3.07 (as adjusted for stock splits, dividends, reorganizations and recapitalizations), then Sellers shall be entitled to receive an additional number of Preferred Units (“Additional Base Preferred Units” and together with the Initial Base Preferred Units, the “Total Base Preferred Unit Consideration”) such that the Total Base Preferred Unit Consideration multiplied by the Additional Preferred Unit VWAP equals $21.5 million (the “Base Unit Consideration Target”); provided that in no event shall more than 3,750,000 Additional Base Preferred Units be issued.

1.03 Total Consideration Adjustment.

(a) At least two (2) days prior to the Closing Date, the Company shall deliver to Purchaser a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail and accompanied by reasonably detailed backup documentation, the Company’s good faith estimate of (i) the consolidated balance sheet of the Company Group as of the Effective Time (as defined below), (ii) the Closing Working Capital (“Estimated Closing Working Capital”), (iii) the Closing Debt Amount (the “Estimated Closing Debt Amount”), including the amount and components thereof that constitute Assumed Indebtedness, (iv) the Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”). The Company shall certify in the Estimated Closing Statement that the Estimated Closing Statement and the calculations and determinations related thereto (including reasonable supporting documentation related to such calculations and determinations) have been prepared by the Company in good faith from the Company Group’s books and records and calculated in accordance with GAAP.

(b) Within 120 days after the Closing Date, Purchaser shall cause to be prepared and delivered to Sellers’ Representative a written statement (the “Adjustment Statement”) setting forth in reasonable detail and accompanied by reasonably detailed backup documentation, Purchaser’s determination of (i) the Closing Working Capital, (ii) the Closing Debt Amount, including the amount and components thereof that constitute Assumed Indebtedness, and (iii) the Unpaid Transaction Expenses (collectively, the “Proposed Amounts”). Each of the Adjustment Statement and the Proposed Amounts shall be calculated in good faith by Purchaser in accordance with the terms and conditions hereof (including, with respect to the Closing Working Capital, the methodologies set forth in the sample calculation of Closing Working Capital attached hereto as Exhibit C), and Purchaser shall make its and its Affiliates’ work papers, back-up materials and books and records used in preparing the Adjustment Statement and the Proposed Amounts available to Sellers’ Representative and its accountants at reasonable times and upon reasonable notice following the delivery of the Adjustment Statement and the Proposed Amounts. If Purchaser fails to deliver any of the Proposed Amounts, then the Estimated Closing Working Capital, Estimated Closing Debt Amount and Estimated Unpaid Transaction Expenses, as applicable, delivered by Sellers’ Representative shall be conclusive and binding upon the parties.

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(c) The Adjustment Statement (and the computations of the Proposed Amounts indicated thereon) delivered by Purchaser to Sellers’ Representative shall be deemed to be conclusive and binding upon the parties unless Sellers’ Representative, within 30 days after delivery to Sellers’ Representative of the Adjustment Statement, notifies Purchaser in writing that Sellers’ Representative disputes in good faith the calculation of specific line items set forth therein, specifying the nature of each individual disputed line item calculation and the basis therefor in reasonable detail. Purchaser and Sellers’ Representative shall in good faith attempt to resolve any dispute and, if Purchaser and Sellers’ Representative so resolve all disputes, the Adjustment Statement (and the computations of Proposed Amounts indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be deemed to be conclusive and binding on the Parties. If Purchaser and Sellers’ Representative do not reach agreement in resolving the dispute within 30 days after notice is given by Sellers’ Representative to Purchaser pursuant to this Section 1.03(c), either Sellers’ Representative or Purchaser may cause the Parties to submit the dispute to a nationally recognized independent accounting firm which is mutually agreeable to Purchaser and Sellers’ Representative (the “Independent Accountant”) for resolution; provided, that if Purchaser and Sellers’ Representative are unable to agree on the selection of the Independent Accountant, then the Independent Accountant will be chosen by the American Arbitration Association, with the expenses of the Independent Accountant and/or American Arbitration Association to be borne 50% by Purchaser and 50% by Sellers, and such appointment shall be final, conclusive and binding on the Parties. Promptly, but no later than 30 days after acceptance of its appointment as Independent Accountant, the Independent Accountant shall determine (it being understood that in making such determination, the Independent Accountant shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and Sellers’ Representative and the terms of this Agreement, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital, the Closing Debt Amount and/or Unpaid Transaction Expenses, as applicable, which shall be final, conclusive and binding on the Parties (except in the case of manifest error, in which case, the determination shall be sent back to the Independent Accountant for correction of such manifest error, and such corrected determination shall be final, conclusive and binding). In resolving any disputed item, the Independent Accountant (x) shall be bound by the provisions of this Section 1.03 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either Purchaser, on the one hand, or Sellers’ Representative, on the other hand, or less than the smallest value for such items claimed by either Purchaser, on the one hand, or Sellers’ Representative, on the other hand. Subject to Section 6.02(a)(iii), the final, binding and conclusive calculation of the Closing Working Capital, the Closing Debt Amount and Unpaid Transaction Expenses, based either upon agreement or deemed agreement by Purchaser and Sellers’ Representative or the written report delivered by the Independent Accountant, in each case, in accordance with this Section 1.03(c), will be the “Final Closing Working Capital,” “Final Closing Debt Amount” or “Final Unpaid Transaction Expenses,” as the case may be (collectively, the “Final Amounts”), for all purposes of this Agreement.

(d) Within three Business Days after the determination of the Final Amounts in accordance with Section 1.03(c), Sellers’ Representative and Purchaser shall jointly determine the amount of any surplus or deficit of (i) the Final Closing Working Capital minus the Final Closing Debt Amount minus the Final Unpaid Transaction Expenses (such calculation in subsection (i), the “Final Adjustment Amount”) compared to (ii) the Working Capital set forth in the Company’s March 31, 2022 Financial Statements minus the Estimated Closing Debt Amount minus the Estimated Unpaid Transaction Expenses (such calculation in subsection (ii), the “Estimated Adjustment Amount”), and:

(i) If the Final Adjustment Amount is less than the Estimated Adjustment Amount (any such deficit, the “Deficit Amount”), the amount in dollars equal to the absolute value of the Deficit Amount shall be satisfied by reducing the Post-Closing Working Capital Contribution Amount by the Deficit Amount, provided that no such reduction shall be made if the Deficit Amount is less than $100,000; and

(ii) If the Final Adjustment Amount is equal to or greater than the Estimated Adjustment Amount, then no adjustment shall be made pursuant to this Section 1.03.

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1.04 Earn-Out Amount.

(a) Subject to the terms of this Section 1.04, in addition to the other consideration payable to Sellers pursuant to the other Sections of this Article I, after the Closing, Sellers may receive additional Preferred Units (“Additional Preferred Units” and together with the Total Base Preferred Unit Consideration, the “Unit Consideration”) or cash in accordance with the terms of this Section 1.04; provided that the Company Group achieves the following milestones (“Earn-Out Targets”) within the time prescribed below:

(i) If the Company Group generates a minimum of $115,000,000 in cumulative collected revenues from Closing until August 31, 2025 (the “First Earn-Out Revenue”), Sellers shall be entitled to receive their respective percentages (in accordance with the Allocation Schedule) of, at Purchaser’s election (the following being the “First Earn-Out Consideration”): (A) 3,000,000 Additional Preferred Units, subject to adjustment set forth in Section 1.04(b) below, or (B) the greater of (X) cash equal to the value of 3,000,000 shares of Purchaser Common Stock multiplied by the volume weighted average price (“VWAP”) of the Purchaser Common Stock for the 20 trading days preceding the date that the Earn-Out Target was achieved and (Y) $15 million in cash.

(ii) If the Company Group generates a minimum of $165,000,000 in cumulative collected revenues from Closing until February 28, 2026 (the “Second Earn-Out Revenue”), Sellers shall be entitled to receive their respective percentages (in accordance with the Allocation Schedule) of, at Purchaser’s election (the “Second Earn-Out Consideration”): (A) 2,000,000 Additional Preferred Units, subject to adjustment set forth in Section 1.04(b) below, or (B) the greater of (X) cash equal to the value of 2,000,000 shares of Purchaser Common Stock multiplied by the VWAP of the Purchaser Common Stock for the 20 trading days preceding the date that the Earn-Out Target was achieved and (Y) $12 million in cash.

(iii) If the Company Group generates a minimum of $210,000,000 in cumulative collected revenues from Closing until August 31, 2026 (the “Third Earn-Out Revenue”), Sellers shall be entitled to receive their respective percentages (in accordance with the Allocation Schedule) of, at Purchaser’s election (the “Third Earn-Out Consideration” and, together with the First Earn-Out Consideration and the Second Earn-Out Consideration, the “Earn-Out Amounts”): (A) 2,000,000 Additional Preferred Units, subject to adjustment set forth in Section 1.04(b) below, or (B) the greater of (X) cash equal to the value of 2,000,000 shares of Purchaser Common Stock multiplied by the VWAP of the Purchaser Common Stock for the 20 trading days preceding the date that the Earn-Out Target was achieved and (Y) $10 million in cash.

(iv) If the Purchaser elects to issue Additional Preferred Units upon the achievement of any Earn-Out Target set forth in Sections 1.04(a)(i-iii) above and the VWAP of the Purchaser Common Stock for the 15 trading days preceding the date that either Earn-Out Target is achieved (the “Earn-Out VWAP”) is (A) with respect Section 1.04(a)(i), less than $5.00, (B) with respect to Section 1.04(a)(ii), less than $6.00 or (C) with respect to Section 1.04(a)(iii), less than $5.00 (in each case, as adjusted for stock splits, dividends, reorganizations and recapitalizations) then Sellers shall be entitled to receive an additional number of Additional Preferred Units (the “True-up Units” and together with the Additional Preferred Units, the “Total Additional Preferred Units”) such that the Total Additional Preferred Units multiplied by the Earn-Out VWAP equals (x) $15 million for the Earn-Out Target achieved pursuant to Section 1.04(a)(i), (y) $12 million for the Earn-Out Target achieved pursuant to Section 1.04(a)(ii) and (z) $10 million for the Earn-Out Target achieved pursuant to Section 1.04(a)(iii); provided that in no event shall more than 4.5 million True-up Units be issued for the Earn-Out Target set forth in Section 1.04(a)(i), in no event shall more than 4.0 million True-up Units be issued for the Earn-Out Target set forth in Section 1.04(a)(ii) and in no event shall more than 3.0 million True-up Units be issued for the Earn-Out Target set forth in Section 1.04(a)(iii).

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(b) Delivery and Review of Earnout Statements by Purchaser. Within 15 days after Purchaser’s receipt of reviewed consolidated financials of the Company, Purchaser shall (A) determine in good faith if an Earn-Out Target has been achieved in accordance with the terms set forth in Section 1.04(a), (B) prepare a written statement (an “Earnout Statement”) setting forth Purchaser’s calculation of the First Earn-Out Revenue, Second Earn-Out Revenue or Third Earn-Out Revenue (as applicable), and deliver such statement to Sellers’ Representative for review. Sellers’ Representative shall have 30 days after receipt of an Earnout Statement from Purchaser to review such Earnout Statement. If requested by Sellers’ Representative, Purchaser shall provide Sellers’ Representative with reasonable access to the books and records and accounting personnel of any Company Group member during normal business hours for the purpose of enabling Sellers’ Representative to review Purchaser’s determinations in an Earnout Statement. Purchaser’s calculation of the First Earn-Out Revenue, Second Earn-Out Revenue or Third Earn-Out Revenue (as applicable) as set forth in an Earnout Statement shall be final and binding on the parties for purposes of this Section 1.04 unless, within 30 days after Sellers’ Representative’s receipt of an Earnout Statement, Sellers’ Representative shall notify Purchaser of any objections to such Earnout Statement and specify in reasonable details the items in dispute. If Sellers’ Representative notifies Purchaser of any such objections, such objections will be resolved according to the dispute resolution set forth in Section 1.03(c), mutatis mutandis.

(c) Final Earnout Amounts. Within five Business Days of the final determination, in accordance with Section 1.04(b), that Sellers are entitled to the First Earn-Out Consideration, Second Earn-Out Consideration and/or Third Earn-Out Consideration, Purchaser shall pay to Sellers (in accordance with their respective percentages (in accordance with the Allocation Schedule) the First Earn-Out Consideration, Second Earn-Out Consideration and/or Third Earn-Out Consideration to which such Sellers are entitled, if any, with the form of compensation as set forth in Section 1.04(a) chosen at Purchaser’s sole discretion. Any cash shall be paid to Sellers (in accordance with their respective percentages (in accordance with the Allocation Schedule)) via wire transfer of immediately available funds to an account designated in writing by the recipient, and any Additional Preferred Units shall be promptly issued to Sellers (in accordance with their respective percentages (in accordance with the Allocation Schedule)). In the event Purchaser does not pay the First Earn-Out Consideration, Second Earn-Out Consideration and/or Third Earn-Out Consideration as described in the immediately preceding sentence, then interest will be payable on a quarterly calendar basis on the amount due at a rate of 10% per annum for the first 2-months, 15% per annum for next 2 months and 20% per annum for every month thereafter.

(d) Acceleration. In the event that: (i) Purchaser is acquired by an unrelated third party, or the assets constituting all or substantially all of the assets of Purchaser are sold to an unrelated third party, regardless of the form of such transaction(s) but in each case excluding internal reorganizations and transfers to Affiliates of Purchaser or any Company Group member, within thirty-six (36) months after the Closing, or (ii) Purchaser fails to provide an aggregate amount of at least $7,000,000 (as adjusted pursuant to Sections 1.03(d)(i) or 1.03(d)(ii), the “Post-Closing Working Capital Contribution Amount”) to the Company for working capital purposes between the Closing Date and 7.5 months from the Closing Date, the Earn-Out Targets set forth in Sections 1.03(a)(i), 1.03(a)(ii) and 1.03(a)(iii) shall be deemed to have been satisfied and the Sellers shall have the right to receive the First Earn-Out Consideration, Second Earn-Out Consideration and Third Earn-Out Consideration, provided and expressly conditioned upon the Sellers not being in material breach of this Agreement, or the Amended Operating Agreement, and, were such a material breach to occur, not having cured such material breach within thirty (30) days of written notice of such breach. For the avoidance of doubt, any proceeds resulting from capital raised using the Company’s assets which exist on the Closing Date as collateral, shall not be included as part of the Post-Closing Working Capital Contribution Amount; provided, however, such restriction shall not apply to any of the Company’s assets acquired after the Closing Date.

(e) Acknowledgements and Agreements Concerning Earnout.

(i) Each Seller acknowledges and agrees that the rights of Sellers (or any of them) to the Earnout Amount, if any, are not transferable, shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Purchaser or any of its Affiliates, shall not entitle any Seller to any rights common to any holder of equity interests in Purchaser or any of its Affiliates, and shall not bear any interest except as set forth in Section 1.04(c).

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(ii) Each Seller acknowledges and agrees that, from and after the Closing, Purchaser has the right to make all determinations concerning its businesses (including the business of any Company Group member) in its sole and absolute discretion, subject only to the express obligations set forth in this Agreement and that Purchaser shall not, and hereby agrees not to, take any action, or omit to take action in bad faith the intent of which is to eliminate, delay or impede the achievement of the Earnout Revenue Target.

(f) Notwithstanding the foregoing, if either Earn-Out Target has not been achieved, Purchaser may still, in its sole and absolute discretion, cause the Company to issue all or any portion of the Earn-Out Amounts to the Sellers if it determines that the Company Group’s performance, after taking into account all relevant factors, warrants such issuance.

1.05 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.04, the closing and consummation of the transactions contemplated hereby (the “Closing”) shall take place by electronic communications and transmission of PDF documents no later than two (2) Business Days after the date on which all conditions set forth in Article VII (except those conditions that are to be satisfied at Closing, but subject to the satisfaction of such conditions at the Closing) have been satisfied (and remain satisfied as of the Closing) or waived in writing by the party hereto entitled to the benefit of the same or at such other date and time as the parties hereto shall mutually agree in writing (the date on which the Closing occurs, the “Closing Date”), and the Closing shall be deemed to be effective as of 12:01 a.m. (Eastern time) on the Closing Date (the “Effective Time”). Except as otherwise expressly provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously as of the Effective Time, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

1.06 Closing Deliveries. At the Closing:

(a) Sellers shall deliver, or cause to be delivered, to Purchaser, in each case in a form reasonably satisfactory to Purchaser:

(i) the Amended Operating Agreement, duly executed by each Seller, or on behalf of all Sellers;

(ii) membership interest assignments, duly executed by each Seller, evidencing the transfer of membership interests free and clear of all Liens;

(iii) (A) invoices or similar expense statements respecting all Estimated Unpaid Transaction Expenses to be paid as of the Closing (the “Transaction Expense Statements”); (B) customary payoff letters respecting the Closing Debt Amount, other than Assumed Indebtedness (the “Payoff Letters”); and (C) evidence of the satisfaction, termination and discharge in full of all Indebtedness of the Company Group as of the Effective Time and the release of any Liens related thereto, on the assets of any Company Group member or on the Existing Membership Interests, including UCC-3 termination statements or similar documents;

(iv) certificates of good standing and certificates of existence for each Company Group member issued by each jurisdiction where such Company Group member was formed or is qualified to do business as a foreign entity;

(v) a certificate from an authorized officer of the Company certifying (A) the appropriate resolutions as to the due authorization of this Agreement and the Ancillary Agreements executed by the Company, (B) the Certificate of Formation and Operating Agreement or comparable governing documents (“Organizational Documents”) of the Company, and (C) the incumbency and signatures of the officers of the Company executing this Agreement and any Ancillary Agreement;

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(vi) a duly executed IRS Form W-9 (or Form W-8 BEN, as applicable) from each Seller;

(vii) originals or copies of all consents, waivers, approvals or notices set forth, or required to be set forth, on Schedules 2.02(b) and 3.03(b);

(viii) written resignations and release of claims from each of the officers, managers and directors of the Company Group members listed on Schedule 1.06(a)(viii) (but specifically reserving all rights under this Agreement);

(ix) employment agreements (the “Employment Agreements”) in the form as mutually approved and agreed by Purchaser and such employees or consultancy agreements in the form as mutually approved and agreed by Purchaser and such consultants (the “Consultancy Agreements”), duly executed by the employees or consultants set forth on Schedule 1.06(a)(ix);

(x) a registration rights agreement (the “Registration Rights Agreement”) in form and substance reasonably acceptable to Purchaser and the Seller Representative;

(xi) a subordination agreement by and between Sellers, Hudson Bay (as defined below) and the Purchaser (the “Subordination Agreement”) in substantially the form attached hereto as Exhibit D;

(xii) a certificate dated the Closing Date, duly executed by the Seller Representative, to the effect that the conditions set forth in Sections 7.01(a), 7.01(b), and 7.01(c) have been satisfied; and

(xiii) evidence reasonably satisfactory to Purchaser that the Tail Policy has been procured.

(b) Purchaser shall deliver, or cause to be delivered:

(i) the Amended Operating Agreement, duly executed by Purchaser.

(ii) to each Seller, the Base Preferred Units allocated to such Seller in accordance with the Allocation Schedule;

(iii) to each Seller, a Seller Note in the principal amount allocated to such Seller in accordance with the Allocation Schedule;

(iv) to the Company, the amount payable to the applicable payee as set forth in the Payoff Letters and Transaction Expense Statements and reflected in the Estimated Closing Statement, in each case, by wire transfer of immediately available funds to an account designated by the Company;

(v) cash equal to $4,600,000 paid to the Company by wire transfer of immediately available funds to an account designated by the Company;

(vi) to the individuals party thereto, the Employment Agreements and Consultancy Agreements, duly executed by Purchaser;

(vii) a certificate dated the Closing Date, duly executed by Purchaser, to the effect that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied; and

(viii) to Sellers, counterparts duly executed by Purchaser (or its applicable Affiliate, as the case may be) to the membership interest assignment and the Registration Rights Agreement.

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1.07 Allocation of Total Consideration. The Total Consideration (as adjusted pursuant to this Agreement and as increased by amounts treated as assumed liabilities for federal income Tax purposes and other amounts treated as taxable sales consideration for federal income Tax purposes, including any Earnout Amount) shall be allocated among the assets of the Company Group and the covenants described in Section 5.01 for all Tax purposes pursuant to an allocation schedule to be prepared after the Closing in accordance Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Asset Allocation”). Within 30 days after determination of the Final Amounts, Purchaser shall deliver a copy of its initial determination of the Asset Allocation to Sellers’ Representative. Sellers’ Representative shall, within 30 days after receipt of the initial determination of the Asset Allocation by Purchaser, notify Purchaser if Sellers’ Representative disagrees with such initial determination, and if Sellers’ Representative does not so notify Purchaser within such 30 days period, the initial Asset Allocation shall be final and binding on the parties. If Sellers’ Representative disagrees with such initial Asset Allocation, Purchaser and Sellers’ Representative shall make a good faith effort to resolve the dispute. If Purchaser and Sellers’ Representative have been unable to resolve their differences within 30 days after Purchaser has been notified of Sellers’ Representative’s disagreement with the initial Asset Allocation, then any remaining disputed issues shall be submitted to the Independent Accountant who shall resolve the disagreement in a final binding manner in accordance with the dispute resolution procedures set forth in Sections 1.03(c) and 5.03(e). Except as may be required by applicable Law, Purchaser and Sellers will (i) prepare all Tax books, records, and filings in a manner consistent with the Asset Allocation as determined pursuant to this Section 1.07, and (ii) not take any action inconsistent therewith with respect to Tax matters. Any subsequent adjustments to the Asset Allocation that may be required (such as because of additional payments made in respect of any Earnout Amount) shall be made in a method consistent with the Asset Allocation.

1.08 Allocation Schedule. Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired by or on behalf of Purchaser or its Affiliates (including the Company after Closing), (A) it is expressly acknowledged and agreed that Purchaser and its Affiliates (including the Company after Closing) shall be entitled to rely on the information contained in the Allocation Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and (B) in no event shall Purchaser or its Affiliates (including the Company after Closing) have any liability to any of the Sellers’ Representative, each of the Sellers, and each of the holders of Company Indebtedness being paid at Closing for any claims of alleged inaccuracy or miscalculations in the payments actually made by any Person (including Purchaser or its Affiliates (including the Company after Closing)) in accordance therewith.

1.09 Withholding. Purchaser shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as Purchaser reasonably determines are required to be deducted or withheld with respect to the making of such payment under the Code or any provision of applicable Law. To the extent Purchaser determines that it is required to withhold with respect to amounts payable under this Agreement, Purchaser shall notify Seller’ Representative of its intent to withhold and work together with the Sellers’ Representative in good faith to mitigate the amount required to be withheld. To the extent that Purchaser determines that any amount should be withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to receipt of the payment in respect of which such deduction and withholding was made by Purchaser.

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Article II.
REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that Purchaser is entering into this Agreement in reliance upon the representations and warranties of Sellers set forth in this Article II, except as set forth in the corresponding sections or subsections of the Disclosure Schedules, each Seller, on a several and not joint basis, hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date, that:

2.01 Authorization of Agreement. If such Seller is an entity, it is duly organized, validly existing and in good standing under the laws of such Seller’s state of formation. Such Seller has all requisite capacity, power and authority to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby, including the sale and transfer of the Existing Membership Interests to Purchaser. The execution, delivery, and performance of this Agreement and each of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of such Seller. This Agreement has been and each of the Seller Documents to which such Seller is a party has been or will be duly and validly executed and delivered by such Seller, and (assuming due authorization, execution, and delivery by the other parties hereto and thereto) this Agreement constitutes and each of the Seller Documents to which such Seller is a party when so executed and delivered will constitute legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, subject to the General Enforceability Exceptions.

2.02 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Contract or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound, (ii) any Order of any Governmental Authority applicable to such Seller or by which any of the properties or assets of such Seller are bound, or (iii) any applicable Law, except, in the case of clauses (i) and (iii), as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

(b) Except as set forth on Schedule 2.02(b) or as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group, no consent, waiver, approval, Order, Permit or authorization of, or registration, declaration or filing with, or notification to, any Person (including any Governmental Authority) is required on the part of such Seller in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by such Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

2.03 Ownership and Transfer of the Existing Membership Interests. Such Seller is the record and beneficial owner of the Existing Membership Interests set forth next to such Seller’s name on Schedule 3.04(a), in each case, free and clear of any and all Liens. Such Seller has the power, authority and legal capacity to sell, transfer, assign, and deliver the Existing Membership Interests as provided in this Agreement and such delivery will convey to Purchaser good, valid and marketable title to the Existing Membership Interests, free and clear of any and all Liens. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to the Existing Membership Interests. There are no preemptive rights, co-sale rights, rights of first refusal, management equity holder transfer restrictions, or similar rights with respect to the Membership Interests to which such Seller may be entitled, or that such Seller has granted to any other Person, in relation to the sale and purchase of the Existing Membership Interests hereunder.

2.04 Litigation. There is no Legal Proceeding pending or, to the Knowledge of such Seller, threatened against such Seller or to which such Seller is otherwise a party relating to this Agreement, the Seller Documents or the transactions contemplated hereby or thereby. Such Seller is not subject to any outstanding Order that affects or could reasonably be expected to affect such Seller’s direct or indirect ownership of the Membership Interests or right or ability to perform his obligations under this Agreement.

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2.05 Brokers’ Fees and Commissions. Except as set forth on Schedule 2.05, no Person has acted, directly or indirectly, as an investment banker, broker, financial advisor or finder for any Seller in connection with the transactions contemplated by this Agreement, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

2.06 Securities Matters; Investigation; Non-Reliance.

(a) Such Seller acknowledges that the information supplied by such Seller in the representations and warranties contained herein will be relied upon by Purchaser in concluding that the Unit Consideration has been issued pursuant to Section 4(a)(2) of the Securities Act or another exemption from the registration requirements of the Securities Act.

(b) Such Seller is: (i) an “accredited investor” as defined in Rule 501(a) of Regulation D; (ii) not receiving the Unit Consideration as a result of any “general solicitation” or “general advertising” (as those terms are defined in Regulation D); and (iii) receiving the Unit Consideration for its own account with no intention of distributing the Unit Consideration or an amount thereof, or any arrangement or understanding with any other Persons regarding the distribution of such Unit Consideration or otherwise, in violation of federal securities laws. Such Seller’s “accredited investor” representations to the Company in the Company’s February 2022 private placement is still accurate and may be relied upon by the Purchaser as if signed by such Seller for the Purchaser on the date hereof.

(c) Such Seller has reviewed and is sufficiently aware of Purchaser’s business affairs and financial condition to reach an informed and knowledgeable decision to receive the Unit Consideration. Such Seller acknowledges that information regarding Purchaser is publicly available via the SEC’s website (www.sec.gov) and has reviewed such information in connection with making its investment decision. Such Seller has made its own investment decision to receive the Unit Consideration based on its own knowledge and information which is publicly available, including Purchaser SEC Documents, with respect to the Unit Consideration, as well as the written representations and warranties of Purchaser pursuant to Article IV.

Such Seller understands and acknowledges that the Unit Consideration has not been registered under the Securities Act or any state securities Law, that the Unit Consideration is being sold and delivered hereunder pursuant to exemptions from the registration requirements of the Securities Act and any applicable state securities Laws and the Unit Consideration (any shares of Purchaser Common Stock issued in exchange therefor) must be held indefinitely unless it is subsequently registered under the Securities Act and such state Laws or a subsequent disposition thereof is exempt from registration under the applicable provisions of the Securities Act and any such state Laws. Each Seller understands that the certificates and any other documents representing the Unit Consideration (any shares of Purchaser Common Stock issued in exchange therefor) will include a legend setting forth the restrictions described in the preceding sentence and other restrictions contained in this Agreement.

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Article III.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY GROUP

As a material inducement to Purchaser’s entering into this Agreement and completing the transactions contemplated by this Agreement and as an acknowledgment that Purchaser is entering into this Agreement in reliance upon the representations and warranties set forth in this Article III, except as set forth in the corresponding sections or subsections of the Disclosure Schedules, each Seller, on a joint and several basis, represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:

3.01 Organization and Good Standing. The Company is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Each of the Company’s subsidiaries set forth on Schedule 3.01 (each a “Subsidiary” and collectively the “Subsidiaries”) is a company, duly organized, validly existing and in good standing under the laws of its formation. Each Company Group member has all requisite corporate power and capacity and is duly qualified to own, operate and lease its properties in each jurisdiction in which it owns, operates or leases property, to carry on the business as it is presently being conducted and as currently proposed to be conducted, and is qualified or licensed to do business and is in good standing in every jurisdiction where the business, as it is presently being conducted, requires such qualification or license (and such jurisdictions are set forth on Schedule 3.01), except where the failure to be so qualified or authorized or in such good standing would not, and could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

3.02 Authorization and Agreement. The Company has all requisite limited liability company power and authority and has taken all limited liability company action required to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (collectively, the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite action on the part of each Company. This Agreement has been and each of the Company Documents has been or will be at or prior to the Closing duly and validly executed and delivered by the Company, and (assuming the due authorization, execution, and delivery by the other parties hereto and thereto) this Agreement constitutes and each of the Company Documents when so executed and delivered will constitute legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the General Enforceability Exceptions.

3.03 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 3.03(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by any Company Group member with any of the provisions hereof or thereof will: (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, (ii) give rise to a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, (iii) give rise to any obligation of any Company Group Member to make any payment under, or to increase, accelerate, or guarantee any rights or entitlements of any Person under, or (iv) result in the creation of any Liens upon any of the properties or assets of any Company Group Member, in each case, under or pursuant to, as applicable, any provision of (A) the articles of formation and limited liability company agreement or comparable organizational documents of any Company Group Member, (B) any Material Contract or Permit to which any Company Group Member is a party or by which any of the properties or assets of any Company Group Member is bound, (C) any Order applicable to any Company or any of the properties or assets of any Company Group Member, or (D) any applicable Law, except, in the case of clauses (B) and (D), as would not and could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as set forth on Schedule 3.03(b) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, no consent, waiver, approval, Order, Permit or authorization of, or registration, declaration or filing with, or notification to, any Person (including any Governmental Authority) is required on the part of any Company Group member in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by any Company Group member with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of any Company Group member.

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3.04 Capitalization.

(a) Schedule 3.04(a) sets forth the authorized, issued, and outstanding equity interests of each Company Group member. The Existing Membership Interests and the outstanding equity interests of each Subsidiary of the Company (collectively, the “Subsidiary Interests”) have been duly authorized for issuance and are validly issued in accordance with applicable Law, fully paid and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right, applicable Law, Contract, the organizational documents of each Company Group member, or any similar rights. The Existing Membership Interests represent the only issued and outstanding membership interests or other equity interests, including securities convertible or exercisable into capital stock or other equity interests, of the Company, and the Subsidiary Interests represent the only issued and outstanding membership interests or other equity interests, including securities convertible or exercisable into capital stock or other equity interests, of each Company other than the Company, and all such Existing Membership Interests and Subsidiary Interests have been offered, sold and delivered by the applicable Company Group member in compliance with all applicable federal and state securities Laws. The Existing Membership Interests and Subsidiary Interests are uncertificated.

(b) Except as set forth on Schedule 3.04(b), there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character obligating any Company Group member to issue, redeem, sell, transfer, vote or otherwise dispose of any equity securities of any kind. There are no obligations, contingent or otherwise, of any Company Group member to (i) repurchase, redeem, or otherwise acquire any shares, membership interests, capital stock or other securities of any Person, (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person, or (iii) form any legal entity. There are no outstanding equity appreciation, phantom equity, profit participation, or similar rights with respect to any Company Group member. There are no bonds, debentures, notes, or other Indebtedness of any Company Group member having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which members (or other equity holders) of any Company Group member may vote. There are no voting trusts, irrevocable proxies, or other Contracts or understandings to which any Company Group member or any Seller is a party or is bound with respect to the voting or consent of any of the Existing Membership Interests or any other equity interests of any Company Group member.

(c) No Company Group member has made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. No receiver has been appointed in respect of any Company Group member or any of its property or assets, and no execution or distress has been levied upon any of the property or assets of any Company Group member.

(d) Schedule 3.04(d) contains a complete and accurate list of: (i) all Indebtedness of any Company Group member and separately indicates all such Indebtedness that is owed by any Company Group Member to any Seller or a Related Person and all such Indebtedness that constitutes Assumed Indebtedness, and (ii) all obligations of any Company Group member for the reimbursement of any obligor under any letter of credit, banker’s acceptance, surety bond or similar credit transaction, contingent or otherwise. Neither the Company nor its Subsidiaries is insolvent.

(e) The Allocation Schedule, will be true, accurate and complete as of the Closing Date.

3.05 No Subsidiaries. Except as set forth on Schedule 3.05, no Company Group member has any Subsidiaries, nor does any Company Group member own, directly or indirectly, any equity, partnership, membership interest in, or other equity, voting or economic interest in, or any interest convertible into, exercisable for the purchase of, or exchangeable for any such equity, partnership, membership interest, other equity, voting or economic interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, any Person.

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3.06 Financial Statements; No Undisclosed Liabilities; Books and Records.

(a) The Company has Made Available copies of (i) the audited consolidated balance sheets of the Company Group as of December 31, 2020 and 2021 and the related audited consolidated statements of income and cash flows of the Company Group for the 12-month fiscal periods then ended, and (ii) the unaudited consolidated balance sheet of the Company Group as of March 31, 2022 and the related unaudited consolidated statements of income and cash flows of the Company Group for the three-month period then ended (such balance sheets and statements referred to in subsections (i) and (ii) immediately above and attached hereto as Schedule 3.06(a), including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Subject to any year-end audit adjustments that are not, individually or in the aggregate, material and the absence of footnotes, each of the Financial Statements is complete and correct in all material respects and has been prepared in accordance with GAAP and consistent with past practice, and fairly presents the financial position, results of operations, and cash flows, as applicable, of the Company Group as at the dates and for the periods indicated therein. The unaudited balance sheet and financial statements described in clause (ii) of the first sentence of this Section 3.06(a) is referred to herein as the “Interim Financial Statements” and March 31, 2022 is referred to herein as the “Balance Sheet Date.” The members of the Company Group do not have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or in the notes thereto) other than those (A) specifically reflected on and fully reserved against in the Interim Financial Statements; or (B) incurred in the Ordinary Course of Business since the Balance Sheet Date that are not material, individually or in the aggregate, to the Company Group.

(b) The Financial Statements were derived from the books, records and accounts of each Company Group member. All registers, books, records and accounts of each Company Group member are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. Each Company Group member maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets and compliance with applicable Laws; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The minute books of each Company Group member contain accurate and complete records of all meetings held of, and actions taken by, the members and managers of each Company Group member. At the Closing, all of those books and records will be in the possession and control of the Company.

3.07 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.07, since December 31, 2021, (a) each Company Group member has conducted its business only in the Ordinary Course of Business, (b) there has not been any Material Adverse Effect on the Company Group, and (c) no Company Group member has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

3.08 Legal Proceedings. Except as set forth on Schedule 3.08(1), there is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened against any Company Group member or any Company Group member’s assets, Plans, properties or business (or to the Knowledge of Sellers, pending or threatened, against any of the officers, managers, directors, or Employees of any Company Group member with respect to their business activities on behalf of such Company Group member), or to which any Company Group member is otherwise a party; nor to the Knowledge of Sellers is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 3.08(2), no Company Group member is subject to any Order and no Company Group member is in breach or violation of any Order.

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3.09 Title to Assets; Tangible Personal Property. Each Company Group member has good, valid and marketable legal and beneficial title, or a valid leasehold interest in, all assets and property owned or purported to be owned (or, as applicable, leased or licensed or purported to be leased or licensed) by any Company Group member or used in its businesses, in each case, free and clear of all Liens. Such assets and property are sufficient to conduct the business of the Company Group from and after the Closing without interruption and in the Ordinary Course of Business as it has been conducted prior to the Closing and as proposed to be conducted following the Closing. Schedule 3.09 sets out a complete and accurate list of all equipment, vehicles, furniture and other assets of the Company Group (including its net book value) owned by, leased by, in the possession of or used by any Company Group member that has a fair market or replacement value in excess of $25,000 (excluding all inventory held by the Company for its customers). All inventory and all items of tangible personal property used in the business of the Company Group (i) are in good operating condition, free from material defects, and in a state of good maintenance and repair (ordinary wear and tear excepted) and (ii) are adequate and suitable for the purposes used.

3.10 Real Property.

(a) No Company Group member owns and has never owned any real property. Schedule 3.10(a) sets forth a complete list of all real property and interests in real property leased, subleased or licensed by any Company Group member (individually, a “Company Group Property” and collectively, the “Company Group Properties”), including a description of each lease, sublease or license applicable to each of the Company Group Properties (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). There are no parties in possession at the Company Group Properties other than the Company Group.

(b) The Company Group has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens.

(c) Each of the Company Group Properties is (i) in material compliance with all applicable legal requirements, covenants, conditions and restrictions affecting the applicable portion of such Company Group Property, and (ii) benefited by all easements and rights necessary to conduct the business thereon consistent with the Ordinary Course of Business, including easements for utilities, services, roadway and other means of ingress and egress. Each of the Company Group Properties is zoned for a classification that permits the continued use of such property in the manner of its current use.

3.11 Material Contracts.

(a) Schedule 3.11(a) sets forth, by reference to the applicable subsection of this Section 3.11(a), all of the following Contracts to which any Company Group member is a party or by which any Company Group member or its respective assets or properties are bound (collectively, including all such Contracts required to be disclosed on Schedule 3.11(a) (whether or not disclosed), the “Material Contracts”):

(i) Contracts with any Seller, any of their respective Affiliates or any current or former Related Person;

(ii) Contracts with any labor union or association representing any Employee;

(iii) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

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(iv) Intellectual Property Licenses, except licenses of commercial off-the-shelf Software or Technology available on reasonable terms for a license fee of no more than $10,000;

(v) Contracts containing (A) covenants of any Company Group member not to compete with any Person in any line of business, industry or geographical area or restricting the solicitation, engagement or hiring of any Person or otherwise restricting the operation of such Company Group member, or (B) covenants of any other Person not to compete with any Company Group member in any line of business, industry, or in any geographical area or restricting the solicitation, engagement or hiring of any Person;

(vi) Contracts relating to (A) the acquisition (by merger, purchase of equity, or assets or otherwise) of any operating business, material assets, capital stock or equity securities of any other Person, or (B) the sale of any of the assets of any Company Group member other than in the Ordinary Course of Business;

(vii) Contracts relating to the incurrence, assumption, or guarantee of any Indebtedness, giving rise to material Liabilities of any Company Group member, or imposing a Lien on any of the assets of any Company Group member, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) Contracts (A) relating to the employment of, or the performance of services by, any Person, including any Employee, former Employee, Independent Contractor or manager, except for employment Contracts which are terminable at will and without penalty and consulting/independent contractor Contracts which are terminable without penalty on less than 30 days’ notice, (B) pursuant to which any Company Group member is or may become obligated to make any severance, retention, change of control, Transaction Expense, termination or similar payment to any Employee, former Employee, Independent Contractor or director, or (C) pursuant to which any Company Group member is or may become obligated to make any bonus, sales compensation, commissions, or similar payment (whether in the form of cash, stock, or other securities but excluding payments constituting base salary);

(ix) outstanding Contracts of guaranty, surety, or indemnification, direct or indirect, by any Company Group member, including Contracts containing an obligation to indemnify any Related Person or any other Person in connection with the acquisition (whether by means of merger, stock sale, or asset sale) of any Person, except for any such Contract that is no longer in effect and under which no claim has been made or threatened;

(x) Contracts (or group of related Contracts) which (A) involve the expenditure of more than $50,000 annually or $200,000 in the aggregate, (B) require performance by any party more than one (1) year from the date hereof, or (C) require any Company Group member to purchase or sell a stated portion of its requirements or outputs;

(xi) Contracts involving the licensing of any products from third-parties;

(xii) Contracts under which any Company Group member agrees to guaranty or indemnify any third party, other than indemnity provisions in the Ordinary Course of Business and incidental to the primary terms of the Contract;

(xiii) Contracts (A) providing any preferential rights to purchase assets of any Company Group member, right of first negotiation, right of first refusal, or similar right to any other Person, or (B) providing any exclusivity rights, that any term of such Contract will be no less favorable to any other Person either individually or in the aggregate than similar provisions in any other Contract, or any other similar “most favored nation” or “most favored customer” provision in favor of any other Person;

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(xiv) Contracts related to any broker, distributor, dealer, manufacturer’s representative, franchise, agency (foreign or domestic), continuing sales or purchase, sales promotion, market research, marketing, consulting, or advertising;

(xv) settlement documents or Contracts with respect to any Legal Proceeding involving any Company Group member;

(xvi) Contracts under which any Company Group member (A) collects or processes personally identifiable information, or (B) transfers personally identifiable information to a third party for that third party’s processing or use;

(xvii) Contracts under which any Company Group member has granted a power of attorney to act on behalf of such Company Group member; and

(xviii) Real Property Leases.

(b) Each of the Material Contracts was entered into on an arm’s length basis and is in full force and effect and is the legal, valid and binding obligation of the Company Group and of the other parties thereto enforceable against each of them in accordance with its terms and, will be enforceable upon consummation of the transactions contemplated by this Agreement, subject to the General Enforceability Exceptions. The Company Group is not in default under any Material Contract, nor, to the Knowledge of Sellers, is any other party to any Material Contract in breach of or default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract. The Company Group has Made Available all of the Material Contracts, together with all amendments, modifications or supplements thereto. The Company Group has complied in all material respects with all material terms and conditions of each Material Contract.

3.12 Taxes.

(a) Except as set forth on Schedule 3.12(a), (i) all income and other material Tax Returns required to be filed by or on behalf of the Company Group have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete, and correct in all material respects, and (ii) all material Taxes payable by or on behalf of the Company Group have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, each Company Group member has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been timely made by or on behalf of each Company Group member. Each Company Group member has properly collected and paid all sales Taxes and similar Taxes required to be collected and paid in any jurisdictions where such Company Group member’s products and services are sold or used and has timely filed all Tax Returns with respect thereto. Each Company Group member has complied in all material respects with applicable Laws relating to Taxes, including the payment and withholding of Taxes (including in connection with amounts paid or owing to any Employee, Independent Contractor, creditor or other Person) and has timely withheld and paid over to the appropriate Taxing Authority all amounts required to be withheld and paid under the applicable Laws.

(b) Each Company Group member has Made Available complete copies of any audit report issued by a Taxing Authority within the last six years relating to any Taxes due from or with respect to such Company Group member.

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(c) Neither the Company Group nor any other Person on the Company Group’s behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company Group, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to any member of the Company Group, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which remains in effect, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(d) No Company Group member is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments for Taxes of another Person after the Closing other than pursuant to commercial agreements entered into in the Ordinary Course of Business the principal purpose of which does not relate to taxation.

(e) No Company Group member is a party to any Contract, agreement, plan, or arrangement covering any Person that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible by Purchaser, such Company Group member or any of their respective Affiliates by reason of Section 280G of the Code.

(f) No Company Group member has received any private letter ruling from the IRS or comparable rulings of any Taxing Authority.

(g) No Company Group member has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.

(h) There is no taxable income of any Company Group member that will be required under applicable Tax Law to be reported by Purchaser or any of its Affiliates, including such Company Group members, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date as a result of (i) any “intercompany transaction” or “excess loss account” within the meaning of the Treasury Regulations issued under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign tax law) with respect to a transaction occurring on or before the Closing Date, (ii) any installment sale or open transaction disposition made by such Company Group member on or before the Closing Date; (iii) any deferred revenue or prepaid amount received by such Company Group member on or before the Closing Date or (iv) the application of Section 965 of the Code. Each Company Group member is in compliance with Section 482 of the Code (or any corresponding or similar provision of applicable state, local or foreign tax law).

(i) Each Company Group member has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code. No Company Group member has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) No Company Group member has deferred any payroll or employment Taxes of such Company to a period following the Closing Date pursuant to the CARES Act or other legislation.

3.13 Compliance with Laws; Permits.

(a) Each Company Group member is in compliance, and has been in compliance for the past six (6) years, in all material respects with all Laws applicable to its business, operations, assets, properties, employees or independent contractors, including all Laws relating to the employment of labor, the CARES Act, the Foreign Corrupt Practices Act, the Laws promulgated, monitored or enforced by the U.S. Office of Foreign Assets, any other applicable anti-bribery, anti-money laundering, or Anti-Corruption Laws and Environmental Laws, except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company Group. To the Knowledge of Sellers, no Company Group member is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could reasonably form the basis for any such violation.

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(b) Each Company Group member has all certificates of occupancy, Permits, and/or approvals which are required for the operation of, or otherwise material to, its business (“Company Group Permits”), other than those that would not and could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group. All Company Group Permits are in full force and effect, and no Company Group member is in default or violation, and no event has occurred which, with or without notice or the lapse of time or both, would reasonably be expected to constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit.

3.14 Financial Advisors. Except as set forth on Schedule 3.14, no Person has acted, directly or indirectly, as a broker, finder, or financial advisor for any Company Group member in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof. Simultaneously with the Closing, the engagement letter with any Person listed on Schedule 3.14 shall be terminated and shall be of no further force and effect and no Liability shall arise thereunder following the Closing.

3.15 Intellectual Property; Data Security; Privacy.

(a) Schedule 3.15(a) sets forth an accurate and complete list of all Internet domain names, Patents, registered Marks, pending applications for registration of Marks, material unregistered Marks, registered Copyrights, pending applications for registration of Copyrights, Software, and material unregistered copyrightable works that are Company Group Intellectual Property. Schedule 3.15(a) lists (i) the jurisdictions, as applicable, in which each such item of Company Group Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application number and date, as applicable. All Company Group Intellectual Property is valid, subsisting and enforceable. No interference, opposition, reissue, re-examination, post-grant review, or other Legal Proceeding is pending or, to the Knowledge of Sellers, threatened, in which the scope, validity, or enforceability of any Company Group Intellectual Property is being, has been, or could reasonably be expected to be, contested or challenged.

(b) Except as set forth on Schedule 3.15(b) or as licensed to the Company Group pursuant to an Intellectual Property License, the Company Group is the sole and exclusive owner of the Intellectual Property used in the conduct of the business of the Company Group as presently conducted. The Company Group has a right to use any Technology or Intellectual Property used by the Company Group in the business of the Company Group as presently conducted. The Company Group owns each of the inventions and works of authorship, conceived, reduced to practice, created, or prepared by or for the Company Group that resulted from or arose out of any work performed by or on behalf of the Company Group by any Seller, any Employee, former Employee, officer, or any consultant or contractor of the Company Group, in each case, free and clear of all Liens or obligations to others.

(c) The Company Group Intellectual Property, the Company Group Technology, and the design, development, manufacturing, licensing, marketing, distribution, offer for sale, sale or use or maintenance of any products and services in connection with the business of the Company Group as previously, presently and as currently proposed to be conducted, and the past, present and currently proposed business practices, methods, and operations of the Company Group have not and do not infringe (directly, contributorily, by inducement or otherwise), constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property right or other right of any Person (including, pursuant to any non-disclosure agreements or obligations to which the Company Group or any of its Employees or former Employees is a party). To the Knowledge of Sellers, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Group Intellectual Property.

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(d) Except with respect to licenses of commercial off-the-shelf Software or as set forth on Schedule 3.15(d), no Company Group member is required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees, or otherwise to any owner, licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of their respective businesses as currently conducted.

(e) The Company Group has taken adequate security measures to protect the secrecy, confidentiality, and value of all the Trade Secrets included in the Company Group Intellectual Property and any other non-public, proprietary information included in the Company Group Technology, which measures are reasonable in the industry in which the Company Group operates.

(f) The Company Group is in compliance with all Privacy Requirements, and has not suffered any information security or privacy breach or other incident that has resulted in any unauthorized access to, use of and/or disclosure of any personal information or any information technology systems on or through which the personal information is processed or stored.

(g) The Company Group has appropriate, but in no event less than industry standard, physical, technical and administrative security controls in place to ensure the information security needs and address the risks and vulnerabilities of the Company Group in light of the Company Group’s business, technology, information systems and the personal information processed by the Company Group. The Company Group has: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the entity’s systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available true and accurate copies of all Information Security Reviews; and (iv) timely installed software security patches and other fixes to identified technical information security vulnerabilities.

3.16 Accounts and Notes Receivable and Payable.

(a) A complete and accurate list of the accounts receivable of each Company Group member as of the Closing Date, showing the aging thereof, is included on Schedule 3.16(a). All accounts and notes receivable of each Company Group member have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. None of the accounts or the notes receivable of any Company Group member (i) are subject to any setoffs or counterclaims (nor, to the Knowledge of Sellers, do any counterparties currently intend to exercise any rights to setoff or counterclaims) or (ii) represent obligations for goods sold on consignment, on approval or on sale or return basis or subject to any other repurchase or return arrangement.

(b) A complete and accurate list of the accounts payable of each Company Group member as of the Closing Date, showing the aging thereof, is included on Schedule 3.16(b). There are no accounts payable of any Company Group member (i) that did not arise in the Ordinary Course of Business, or (ii) that are materially past due.

3.17 Related Persons Transactions. None of any Seller or any Employee, former Employee, current or former officer, director, manager, member or equity holder of any Company Group member, any member of his or her immediate family, any trust of which any such Person is the grantor, trustee or beneficiary, or any Affiliate of any of the foregoing (each, a “Related Person,” and, collectively, the “Related Persons”) (i) owes any amount to any Company Group member nor does any Company Group member owe any amount to, or has any Company Group member committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with any Company Group member (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by any Company Group member, (iv) has any claim or cause of action against any Company Group member, or (v) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to, or borrower from, or has the right to participate in, the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of any Company Group member.

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3.18 Environmental Matters. There has been no Release or threatened Release of any Hazardous Materials on, at, under, to or about (a) any Company Group Property or any property currently operated by any Company Group member, (b) any property formerly owned, operated or leased by any Company Group member, during the time of such ownership, operation or lease, or (c) any location where Hazardous Materials from the operations or activities of any Company Group member have come to be located. Each Company Group member and its assets and properties (including the Company Group Property) are, and for the past five years have been, in compliance with all applicable Environmental Laws. There are no actual, pending, outstanding or, to the Knowledge of Sellers, threatened Environmental Claims against any Company Group member or, to the Knowledge of Sellers, any other Person with respect to the Company Group Property or the other assets or properties of any Company Group member, and neither any Seller nor any Company Group member has received any notice from a Government Authority or other Person relating to any actual, threatened, outstanding or potential violation of or default under any Environmental Laws or alleging any Environmental Claim.

3.19 Customers and Suppliers.

(a) Set forth on Schedule 3.19(a) are the ten (10) largest customers, by dollar volume, for the Company Group, during the 2021 calendar year and the period beginning on January 1, 2022 and ending on May 31, 2022 and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such periods. No Company Group member is engaged in any material dispute or controversy with any customer. No customer has terminated, canceled, or substantially reduced the quantity of products or services it purchases from any Company Group member or materially modified the commercial terms of its relationship (whether related to payment, price, or otherwise) with any Company Group member, and to the Knowledge of Sellers, no customer intends to take any such action.

(b) Set forth on Schedule 3.19(b) are the ten (10) largest suppliers, by dollar volume, for the Company Group, during the 2021 calendar year and the period beginning on January 1, 2022 and ending on May 31, 2022 and set forth opposite the name of each such supplier is the dollar amount of purchases attributable to such supplier for such periods. No Company Group member is engaged in any material dispute or controversy with any current supplier. No supplier has terminated, canceled or substantially reduced the quantity of products or services it provides to any Company Group member or materially modified the commercial terms of its relationship (whether related to payment, price or otherwise) with such Company Group member, and to the Knowledge of Sellers, no supplier intends to take any such action.

3.20 Employee Benefit Plans.

(a) Schedule 3.20(a) contains a true and complete list of all Plans. The Company Group has Made Available true and complete copies of all documents that set forth the terms of each Plan and all Contracts and reports related thereto. No Company Group member nor any ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Plan”) which provides benefits to retirees or other terminated employees other than benefit continuation rights under COBRA or any similar state Law. No Company Group member nor any ERISA Affiliate has at any time contributed to or had any obligation to contribute to or has any Liability, contingent or otherwise, with respect to any (i) “multiemployer plan,” as that term is defined in Section 4001 of ERISA, or (ii) “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code. No Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Plan is or has been funded by, associated with or related to (A) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (B) a “qualified asset account” within the meaning of Section 419A of the Code. Except as set forth on Schedule 3.20(a), each Company Group member and its ERISA Affiliates have performed, in all material respects, all of their obligations under all Plans, and all contributions and other payments required to be made to any Plan with respect to any period ending before or at or including the Closing Date have been made.

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(b) No transaction contemplated by this Agreement will result in any Liability to the Pension Benefit Guaranty Corporation under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to any Company Group member or any ERISA Affiliate.

(c) Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings or other IRS releases thereunder, has not expired, (i) each Plan that is intended to be a Qualified Plan has received a favorable determination letter or, in the case of prototype or volume submitter plans, is subject to an opinion or advisory letter, from the IRS and is qualified in form and operation under Section 401(a) of the Code, and each trust for each such Plan is exempt from federal income tax under Section 501(a) of the Code, and (ii) no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

3.21 Labor Relations.

(a) Schedule 3.21(a)(1) lists all Employees by name, position, full-time or part-time status, date of hire, seniority or service credit date if different from initial date of hire, location of employment, exempt or non-exempt status under the Fair Labor Standards Act, exempt or non-exempt status under any applicable state Law relating to the payment of daily or weekly overtime, employment status (whether active or on leave of absence), compensation (listing Employees paid by the hour at the Employee’s hourly rate and Employees paid by salary at the Employee’s annual salary rate), bonuses or commissions, benefits, and accrued but unused vacation, sick or other paid leave and the rate at which such vacation, sick or other paid leave is accrued. Schedule 3.21(a)(2) lists Independent Contractors by name and the terms on which each Independent Contractor is engaged. No Employee is on long-term disability leave or otherwise an inactive Employee, all Employees are employees at-will, and no former Employee has any right to recall or reemployment. To the Knowledge of Sellers, no executive or key Employee or group of Employees plans to terminate employment with any Company Group member.

(b) No Employees are represented by any labor organization or union, and no Company Group member is a party to, or bound by, any labor, collective bargaining, or similar agreement. No labor organization, union, or group of Employees has made a pending demand for recognition, and there are no organizational campaigns, representation proceedings, petitions, or other unionization activities seeking recognition of a collective bargaining unit or seeking a representation proceeding and no such proceeding or petition is presently pending or threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal.

(c) Each Company Group member has paid or accrued for as of the Closing Date all salaries and wages, including vacation, bonuses, incentives, break times, differentials, etc. owed to its Employees and former Employees.

3.22 Banks; Power of Attorney. Schedule 3.22 contains a complete and correct list of the names and locations of all banks in which any Company Group member has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 3.22, no Person holds a power of attorney to act on behalf of any Company Group member.

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3.23 Foreign Corrupt Practices.

(a) No Company Group member nor, to the Knowledge of the Sellers, any director, officer, agent, employee, nor any other person acting for or on behalf of such Company Group member (individually and collectively, a “Company Affiliate”) has violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption laws, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(i) (A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or

(ii) assisting any Company Group member in obtaining or retaining business for or with, or directing business to, such Company Group member.

(b) The Company Group has not and, to the Knowledge of the Company Group, any of the officers, directors, employees, agents or other representatives of any Company Group member or any other business entity or enterprise with which any Company Group member is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company Group.

3.24 NO ADDITIONAL REPRESENTATIONS. NO SELLER IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO SUCH SELLER, OR THE COMPANY GROUP (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE II AND THIS ARTICLE III, INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES OR IN ANY SCHEDULE, ANCILLARY AGREEMENT OR CERTIFICATE DELIVERED PURSUANT TO, OR IN CONNECTION WITH THIS AGREEMENT).

Article IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules, the Purchaser hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

4.01 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

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4.02 Authorization. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary limited liability company action on behalf of Purchaser. This Agreement has been and each Purchaser Document has been or will be duly executed and delivered by Purchaser and (assuming the due authorization, execution, and delivery by the other parties hereto and thereto) this Agreement constitutes and each Purchaser Document when so executed and delivered will constitute legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the General Enforceability Exceptions.

4.03 Conflicts; Consents of Third Parties.

(a) The execution and delivery of this Agreement and the Purchaser Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (i) violate or result in any breach of any provision of its Organizational Documents, (ii) conflict with or violate any Law, writ, judgment, injunction or decree, of any court or Governmental Authority applicable to Purchaser or any of its properties or assets or (iii) conflict with, create a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any Lien upon any property or right of Purchaser pursuant to, any contract, agreement, license, permit or other instrument to which Purchaser is a party or by which Purchaser’s properties, assets or rights may be bound, affected or benefited except, in the case of clause (iii), as would not be reasonably likely to have a Material Adverse Effect on Purchaser.

(b) Except as set forth on Schedule 4.03(b), no consent, waiver, approval, Order, Permit or authorization of, or registration, declaration or filing with, or notification to, any Person (including any Governmental Authority) is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by the Purchaser with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby.

4.04 Purchaser SEC Documents. Purchaser has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since May 16, 2022. The Purchaser SEC Documents (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act or the Sarbanes-Oxley Act of 2002, as amended, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.05 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

4.06 Financial Advisors. Except as set forth on Schedule 4.06, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

4.07 Securities Laws. Assuming each Seller’s representations contained in this Agreement are true and correct, the offer and sale of the Base Preferred Units (a) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and (c) are and will be accomplished in conformity with all other federal and applicable state securities laws.

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4.08 Absence of Certain Changes. Except as set forth on Schedule 4.08, since the date of the Purchaser’s most recent audited financial statements, there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations (including results thereof), or condition (financial or otherwise) of the Purchaser.

4.09 No Undisclosed Liabilities. Except as set forth on Schedule 4.09, the Purchaser does not have any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Purchaser or any subsidiary (including the notes thereto) in conformity with GAAP which are not disclosed in the Purchaser SEC Documents, other than those incurred in the ordinary course of Purchaser’s business since such date and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on Purchaser.

4.10 Compliance with Laws; Permits. The Purchaser is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Purchaser, except in all cases for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. The Purchaser possesses all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and Purchaser has not received any written notice, or to the knowledge of Purchaser, oral notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Purchaser or to which the Purchaser is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Purchaser, any acquisition of property by the Purchaser or the conduct of business by the Purchaser as currently conducted, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.11 Foreign Corrupt Practices; Antibribery.

(a) Neither the Purchaser nor, to the Knowledge of Purchaser, or any director, officer, agent, employee, nor any other person acting for or on behalf of the Purchaser (individually and collectively, a “Purchaser Affiliate”) have violated FCPA or any other applicable anti-bribery or anti-corruption laws, nor has any Purchaser Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Purchaser Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(i) (A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or

(ii) assisting the Purchaser in obtaining or retaining business for or with, or directing business to, the Purchaser.

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(b) The Purchaser has not and, to the best of the Knowledge of the Purchaser, any of the officers, directors, employees, agents or other representatives of the Purchaser or any other business entity or enterprise with which the Purchaser is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Purchaser.

4.12 Equity Capitalization.

(a) Definitions: For purposes of this Section 4.12,

(i) “Common Stock” means (x) the Purchaser’s shares of common stock, $0.001 par value per share, and (y) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(ii) “Convertible Securities” means any capital stock or other security of the Purchaser that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Purchaser (including, without limitation, Common Stock).

(iii) “Preferred Stock” means (x) the Purchaser’s blank check preferred stock, $0.001 par value per share, the terms of which may be designated by the board of directors of the Purchaser in a certificate of designations and (y) any capital stock into which such preferred stock shall have been changed or any share capital resulting from a reclassification of such preferred stock (other than a conversion of such preferred stock into Common Stock in accordance with the terms of such certificate of designations).

(b) As of the date hereof, the authorized capital stock of the Purchaser consists of (A) 250,000,000 shares of Common Stock, and 102,547,763 shares are reserved (including some reserved at 200% pursuant to the terms of such Convertible Securities) for issuance pursuant to Convertible Securities exercisable or exchangeable for, or convertible into, shares of Common Stock and (B) 10,000,000 shares of Preferred Stock, none of which are issued and outstanding. All of such outstanding shares are duly authorized and have been validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.12(b): (A) none of the Purchaser’s shares, interests or capital stock is subject to preemptive rights or any other similar rights or Liens suffered or permitted by the Purchaser; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Purchaser, or contracts, commitments, understandings or arrangements by which the Purchaser is or may become bound to issue additional shares, interests or capital stock of the Purchaser or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Purchaser; (C) there are no outstanding securities or instruments of the Purchaser which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Purchaser is or may become bound to redeem a security of the Purchaser; and (D) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities.

4.13 Data Security; Privacy.

(a) The Purchaser is in material compliance with all Privacy Requirements, and has not suffered any information security or privacy breach or other incident that has resulted in any unauthorized access to, use of and/or disclosure of any personal information or any information technology systems on or through which the personal information is processed or stored.

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(b) The Purchaser has appropriate, but in no event less than industry standard, physical, technical and administrative security controls in place to ensure the information security needs and address the risks and vulnerabilities of the Purchaser in light of the Purchaser’s business, technology, information systems and the personal information processed by the Purchaser. The Purchaser has: (i) regularly conducted and regularly conducts Information Security Reviews; (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available true and accurate copies of all Information Security Reviews; and (iv) timely installed software security patches and other fixes to identified technical information security vulnerabilities.

4.14 Purchaser Listing. The Purchaser Common Stock is registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no, and there has never been any, action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Purchaser Common Stock on Nasdaq. Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. None of Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Purchaser Common Stock under the Exchange Act.

4.15 Due Diligence Review. Purchaser acknowledges that it has completed to its satisfaction its own due diligence investigation with respect to the Company Group. Purchaser acknowledges and agrees that, except for the representations and warranties of the Sellers contained in Article II and Article III, in any Seller Document, or in any Company Document, neither the Company Group nor the Sellers has made or shall be deemed to have made any representation or warranty to Purchaser or its Affiliates, express or implied, at Law or in equity, with respect to the Company Group, the Sellers, or the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Nothing in this Section 4.08 shall prevent or impair a claim for fraud of the Company Group or any Seller.

Article V.
COVENANTS

5.01 Non-Competition; Non-Solicitation; Confidentiality.

(a) Non-Compete. During the period commencing at the Closing and ending on the second anniversary of the Closing Date (the “Restricted Period”), each Seller set forth on Schedule 5.01 shall not, and shall cause its Affiliates not to, without the express written consent of Purchaser, directly or indirectly, in any state or political subdivision anywhere in the United States, engage in or assist others in engaging in (i) the Business; (ii) any other line of business that directly competes with the Business; or (iii) any other line of business in which any Company Group member becomes involved or takes material steps to become involved within the Restricted Period, provided that such Seller has Knowledge of steps taken by such Company Group member to become involved in such other line of business (the types of businesses described in (i) and (ii) shall be referred to as the “Restricted Business”). For the avoidance of doubt, the covenant in the immediately preceding sentence prohibits Sellers from owning, managing, operating, rendering services to (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, executive, employee, agent or consultant, or in any other similar capacity), participating or investing in, providing financing to or providing or facilitating the provision of financing to, or assisting, any Person engaged in a Restricted Business (other than Purchaser). Nothing in this Section 5.01(a), however, shall prevent or restrict any Seller from any of the following: (i) owning as a passive investment less than 5% of the outstanding securities (whether public or private) that is engaged in a Restricted Business, provided that such Seller is not otherwise associated with such corporation; or (ii) owning a passive equity interest in a private debt or equity investment fund in which such Seller does not have the ability to control or exercise any managerial influence over such fund.

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(b) Non-Solicit. During the Restricted Period, each Seller shall not, and shall cause its Affiliates not to, without the express written consent of Purchaser, directly or indirectly (i) solicit or attempt to solicit any Employees, or any employees of Purchaser or any of its Affiliates, or any former employee of any such Person who was employed by such Person during the six-month period immediately preceding the date of such attempt to hire or engage; (ii) encourage any such employee to terminate his or her relationship or employment with any Company Group member, Purchaser, or any of their respective Affiliates; (iii) recruit or solicit any customer of any Company Group member, Purchaser or any of their respective Affiliates, or any former customer of any such Person who was a customer during the six-month period immediately preceding the date of such solicitation, for purposes of providing products or services on behalf of a Restricted Business; or (iv) divert to any Person any customer or business opportunity of any Company Group member, Purchaser, or any of their respective Affiliates, for the purpose of engaging in a Restricted Business; provided that the foregoing shall not prohibit any Seller or any of its Affiliates to solicit or hire any employee of Purchaser pursuant to general solicitations of employment not specifically directed at employees of Purchaser.

(c) Non-Disparagement. No Party shall make or publish, orally or in writing, any disparaging statements concerning any other Party or any of its or their respective Affiliates; provided, however, that nothing in this Section 5.01 shall prevent any Party from responding to subpoenas that are valid and enforceable under the law applicable to this Agreement as issued by a court of law or government agency having jurisdiction over the matter, nor shall anything in this Section 5.01(c) prohibit any Party from responding to any inquiry initiated and made by any government agency having authority to initiate and make an inquiry, or from making truthful and accurate statements or disclosures that are required by applicable laws or other legal processes; provided, however, that in the event disclosure is required by law or sought by way of a government inquiry, such Party shall, to the extent legally permitted, provide the other Parties with prompt notice of such requirement so that such other Parties, as applicable, may seek an appropriate protective order prior to any such required disclosure.

(d) Confidentiality. Each Seller recognizes that it has or previously had access to Confidential Information. Each Seller covenants and agrees that it shall not, at any time, including during the Restricted Period or thereafter, directly or indirectly, (I) communicate, divulge, disclose, furnish or make accessible to any Person, whether or not in competition with the Company Group or Purchaser, or any of its respective Affiliates, and whether or not for pecuniary gain, any aspect of the Confidential Information, or (II) reproduce, recreate or use any Confidential Information, except pursuant to a subpoena or order issued by a court of competent jurisdiction (provided, that in such event, such Seller shall (x) promptly give Purchaser notice of the circumstances surrounding such compelled disclosure in order to provide Purchaser an opportunity to seek an appropriate protective order with respect thereto and (y) in no event make disclosure before the compliance date set forth in the subpoena or other request for production without Purchaser’s prior consent). For the avoidance of doubt, nothing herein will preclude a Seller from using Confidential Information in the course of and only for the purpose of providing services to the Company Group, Purchaser, or their respective Affiliates. Nothing in this Section 5.01(d) shall prevent a Seller from disclosing Confidential Information to the extent necessary for it to enforce or exercise its rights under this Section 5.01(d) or in connection with any other Legal Proceeding. Each Seller hereby acknowledges that the unauthorized use or disclosure of Confidential Information will seriously damage Purchaser and the Company Group in its operation of the Business.

(e) Each Seller (and Purchaser with respect to Section 5.01(c)) hereby acknowledges and agrees that a breach of any of the covenants as set forth in this Section 5.01 will cause irreparable damage to Purchaser or its Affiliates (or Sellers or its Affiliates with respect to Section 5.01(c)), as applicable, incapable of measurement, and that the remedy at law for such breach may be inadequate to compensate such Person for its losses. Therefore, in the event of any such breach, in addition to any other rights and remedies available to such Person at law, in equity or otherwise, such Party, as applicable, shall be entitled to seek a temporary restraining order and other injunctive relief, including without limitation interim, interlocutory, preliminary and permanent injunctions, without posting bond or other security, in order to restrain any Party from breaching or continuing any breach of any of the provisions of the covenants set forth herein.

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(f) No claim against any Party or its Affiliates by any other Party under this Agreement or otherwise shall constitute a defense to the enforcement by such Party of the covenants and obligations in this Section 5.01. In the event of any violation of the covenants and obligations under this Section 5.01 by a Party or any other action arising from or related to this Section 5.01, the non-breaching Party shall be entitled to recover its reasonable attorneys’ and witness fees and all costs and expenses associated with the enforcement of any provision of this Section 5.01 or concerning such action in addition to any other available legal or equitable remedies. If any court of competent jurisdiction finds that a Party has breached any of its covenants or obligations under this Section 5.01, the time period during which such covenants and obligations are effective shall be suspended and shall not run in favor of such Party from the date of such breach until the date when such breach is cured or remedied.

(g) The Parties agree that the provisions of this Section 5.01 are severable, and each covenant is independent and separately given. The Parties further agree that, if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.01 is invalid or unenforceable in any respect, such unenforceable provision of this Section 5.01 shall be deemed to have been modified so as to be valid and enforceable to the fullest extent permitted at law, and any such invalidity and unenforceability shall not affect any other provisions of this Agreement, all of which shall be fully carried out and enforced as if such invalid or unenforceable provision had not been set forth herein.

(h) Each Party has carefully considered the covenants set forth in this Section 5.01 and each Party agrees that, under all circumstances, the restrictions set forth in this Section 5.01 are fair and reasonable and required for protection of the legitimate interests of the other Parties and are a material and necessary part of the transactions contemplated by this Agreement. Each Party further agrees that the restrictions set forth herein are reasonable in scope, area and time, and will not prevent any Party from pursuing other noncompetitive business ventures or otherwise cause a financial hardship to any Party.

(i) Each Party acknowledges that its covenants and obligations in this Section 5.01 have been a material inducement for the other Party to consummate this Agreement. Accordingly, each Party irrevocably waives any right existing as of the Closing Date or arising in the future to (i) file any declaratory judgment or similar action seeking to declare unenforceable any covenant or obligations under this Section 5.01 or challenge the validity of such covenants or obligations; (ii) otherwise contest the enforceability of any such covenants or obligations as being unreasonable or unenforceable; or (iii) assert any defenses to any action or effort by any Party or its Affiliates, as applicable, to enforce any such covenants or obligations based on their reasonableness.

(j) The rights and remedies provided by this Section 5.01 are cumulative and in addition to any other rights and remedies which a Party may have hereunder or at Law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 5.01, the portion of the Total Consideration that is allocated by the Parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

5.02 No Public Announcements. The Parties shall mutually agree on the initial press release (“Initial Press Release”) announcing this Agreement and the transactions contemplated hereby. No Party shall issue any other press release or public announcement concerning this Agreement or the transactions contemplated hereby (a “Public Announcement”) without obtaining the prior written approval of the other Parties, which approval will not be unreasonably withheld, conditioned or delayed, unless disclosure is otherwise required by applicable Law; provided that Purchaser and its Affiliates shall be free to (i) make customary disclosures or announcements to their respective managers, directors, officers, employees, and investors relating to the terms of this Agreement and/or the transactions contemplated hereby, and (ii) freely use (and re-use) the contents of the Initial Press Release and any Public Announcement (assuming Purchaser complied with its obligations in this Section 5.02 with respect to such Public Announcement) in any other Public Announcements without having to again comply with this Section 5.02.

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5.03 Tax Matters.

(a) Filing of Tax Returns; Payment of Taxes.

(i) Sellers’ Representative shall file or cause to be filed (with reasonable assistance from each Company Group member), all Tax Returns of each Company Group member for all taxable periods ending on or before the Closing Date that are required to be filed after the Closing Date, and shall timely pay any and all Taxes due with respect to such returns. All Tax Returns described in this Section 5.03(a)(i) shall be prepared in a manner consistent with prior practice of each Company Group member (except as required by applicable Law). Sellers’ Representative shall provide Purchaser with copies of such completed Tax Returns at least 20 Business Days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser’s review and approval. Sellers’ Representative and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Sellers’ Representative and Purchaser are unable to resolve any dispute with respect to such Tax Returns at least 10 days prior to the due date for filing, such dispute shall be resolved pursuant to Section 5.03(e), which resolution shall be binding on the Parties.

(ii) Following the Closing, Purchaser shall cause each Company Group member to timely file all Tax Returns (other than those Tax Returns described in Section 5.03(a)(i)) required to be filed by each Company Group member after the Closing Date and, subject to the right to payment from Sellers under Section 5.03(a)(iii), pay or cause to be paid all Taxes shown due thereon. The Tax Returns of the Sellers are not governed by this Section 5.03 and shall be the sole and exclusivity responsibility of each such Seller.

(iii) Not later than 10 days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to file or cause to be filed pursuant to Section 5.03(a)(ii), Sellers shall pay to Purchaser the amount of Taxes, as reasonably determined by Purchaser, owed by Sellers pursuant to the provisions of this Section 5.03(a). No payment pursuant to this Section 5.03(a)(iii) shall excuse Sellers from their indemnification obligations pursuant to Article VI if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of Sellers’ payment under this Section 5.03(a)(iii).

(b) Straddle Period Tax Allocation. In any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to Sellers for the period up to and including the Effective Time, and (ii) to the Company Group for the period subsequent to the Effective Time; provided, that any Tax liability arising on the Closing Date that arises from an action of the Company Group caused by any Seller that is not in the Ordinary Course of Business, shall be allocated to Sellers. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a deemed closing of the books and records of each Company Group member as of the Effective Time; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, depreciation and amortization deductions) shall be allocated between the period ending on the Effective Time and the period after the Effective Time in proportion to the number of days in each such period. Notwithstanding the foregoing, property or ad valorem taxes attributable to a Straddle Period shall be allocated to the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

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(c) Tax Audits.

(i) If notice of any pending or threatened Legal Proceeding with respect to Taxes of any Company Group member (a “Tax Claim”) shall be received by such Company Group member or Purchaser for which Sellers may reasonably be expected to be liable pursuant to Section 6.02(a) or this Section 5.03, Purchaser shall notify Sellers’ Representative in writing upon receipt of such Tax Claim; provided, that the failure of Purchaser to give Sellers’ Representative notice as provided herein shall not relieve Sellers of their obligations under this Section 5.03.

(ii) With respect to a Tax Claim of any Company Group member that pertains solely to income taxes for a Tax Period ending on or before the Closing Date, the Sellers shall have the right to control any such Tax Claim and to employ counsel of its choice at the Seller’s expense; provided, however, that Purchaser shall be permitted, at Purchaser’s expense, to be present at, and participate in, any such Tax Claim. If Sellers do not elect to control such Tax Claim, Purchaser shall have the right to assume control of such Tax Claim. Notwithstanding the above, the Purchaser shall have the right, at the expense of Sellers to the extent such Tax Claim is subject to indemnification by Sellers pursuant to Section 6.02(a), to represent the interests of any Company Group member in any Tax Claim provided, however, that Sellers shall be permitted, at Sellers’ expense, to be present at, and participate in, any such Tax Claim; provided further, that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Effective Time, or which is subject to indemnification by Sellers pursuant to Section 6.02(a), Purchaser shall not settle such claim without the consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Sellers and Sellers’ Representative, as applicable (with respect to a Tax Claim involving a Tax period ending on or before the Closing Date) shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that could reasonably be expected to adversely affect the liability for Taxes for which the other party may be liable under this Agreement without the prior written consent of Purchaser. Notwithstanding anything in this Agreement to the contrary, the Sellers and the Sellers’ Representative agree to cause each Company Group member (and will cooperate with each other upon request of such other party) to timely and validly make an election pursuant to Section 6226(a) of the Code (i.e., a so-called “push-out” election) in the event of and with respect to any imputed underpayments of or with respect to any Company Group member for any period (or portion thereof) ending on or prior to the Closing Date.

(d) Transfer Taxes. Sellers, on the one hand, and Purchaser, on the other hand, shall each (a) be responsible for and shall pay or cause to be paid fifty percent (50%) of any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law, and each shall (b) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

(e) Disputes. Any dispute as to any matter covered in this Section 5.03 shall be resolved by the Independent Accountant. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct. The fees, costs, and expenses of the Independent Accountant shall be allocated to and borne by Purchaser, on the one hand, and Sellers, on the other hand, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Sellers’ Representative’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Sellers.

5.04 Use of Name. Each Seller hereby agrees that upon the Closing, the Company shall have the sole right to the use of the name “Forever 8” and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs, or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company Group, and the trademarks and service marks listed on Schedule 3.15(b) (collectively, the “Forever 8 Marks”), in each case to the extent that Sellers or the Company have a right to use such Forever 8 Marks prior to the Closing. Following the Closing, each Seller shall not, and shall not permit its Affiliates to, use such names or any substantially similar variation or simulation thereof or any of the Forever 8 Marks.

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5.05 Customer and Other Business Relationships; Warranty Administration.

(a) Following the Closing, Sellers shall refer to the Company all inquiries relating to the Business. No Seller shall take any action that would tend to diminish the value of the Business after the Closing or that would interfere with the business of the Company Group to be engaged in after the Closing.

(b) After the Closing, the Company Group shall administer, acting commercially reasonably and in accordance with applicable Company warranty policies and procedures, any warranty claims arising out of or received by it in accordance with commercially reasonable practices, policies and procedures, and may, at any time by written notice to Sellers, request reimbursement for the amounts associated with such administration of the portion (which may be all) of such warranty claim that arise out of underlying events, actions or failures to act occurring or existing during the period prior to the Closing Date or arise out of any breach or violation of, or default under or noncompliance with (with or without notice or lapse of time) the applicable Contract prior to the Closing, which amounts, if so requested, shall be paid by Sellers in accordance with Article VI.

5.06 Insurance Matters.

(a) Following the Closing Date, Sellers shall reasonably cooperate with and assist Purchaser to cause any carrier that has underwritten any global, primary casualty, and excess liability insurance policies that provide insurance coverage to the Company Group on an “occurrence” basis (the “Occurrence Policies”) to continue to make coverage available to the Company Group following the Closing Date for claims arising out of occurrences prior to the Closing Date. Each Seller acknowledges the right of Purchaser, to the extent provided pursuant to any applicable insurance policies, to access the benefit of insurance for such pre-Closing occurrences under the historic Occurrence Policies which have provided coverage to the Company Group, to issue notice of claims under any Occurrence Policies, to present such claims for payment and to collect insurance proceeds related thereto.

(b) At or prior to the Closing, the Company Group shall purchase a three year extended director’s and officer’s liability, non-cancelable, tail policy (the “Tail Policy”) (the cost of which shall constitute a Transaction Expense), covering acts or omissions occurring on or prior to the Closing Date with respect to those Persons who are currently covered by the Company Group’s comparable insurance policy (a true and complete copy of which has heretofore been made available) at limit levels and otherwise on terms with respect to such coverage no less favorable to the insured than those of such current insurance coverage.

5.07 Preservation of Tax Records. Subject to any internal document retention policies of Purchaser and any retention requirements relating to the preservation of Tax records, Sellers and Purchaser agree that each of them shall (and shall cause their respective Affiliates, including any Company Group member, to) preserve and keep the records held by them or their Affiliates relating to the Business for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of Sellers, the Company Group or Purchaser or any of their respective Affiliates or in order to enable Sellers, the Company Group or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

5.08 Further Assurances. Each Party shall use its commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. At or after Closing, and without further consideration, Sellers’ Representative and each Seller will execute and deliver to Purchaser such further instruments of conveyance and transfer as Purchaser may reasonably request to more effectively convey and transfer the Existing Membership Interests to Purchaser, free and clear of all Liens and subject to no legal or equitable restrictions of any kind.

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5.09 Purchaser Stockholder Approval. No later than June 30, 2023, Purchaser shall use commercially reasonable efforts to obtain stockholder approval of the issuance of the full number of shares of Purchaser Common Stock that, pursuant to the terms of (i) the Amended Operating Agreement, may be issued upon exchange of the Preferred Units issued or issuable hereunder or (ii) Seller Notes may be issued upon conversion of the Seller Notes (the “Purchaser Stockholder Approval”) pursuant to the listing rules of Nasdaq.

5.10 Agreements Regarding Base Purchaser Common Stock.

(a) Each Seller irrevocably agrees, in consideration of the benefit that the transactions contemplated hereby will confer, that following the Closing, such Seller shall not transfer any Preferred Units (and any shares of Purchaser Common Stock received upon conversion of any Preferred Units) (the “Lockup Securities”) (i) until (A) with respect to the Total Base Preferred Units, six months after the Closing Date, (B) with respect to Preferred Units issued pursuant to Section 1.04(a)(i) and (a)(iv) for the adjustment of Section 1.04(a)(i), six months after the date on which the Company Group generates a minimum of $115,000,000 in cumulative collected revenues, (C) with respect to Preferred Units issued pursuant to Section 1.04(a)(ii) and (a)(iv) for the adjustment of Section 1.04(a)(ii), six months after the date on which the Company Group generates a minimum of $165,000,000 in cumulative collected revenues and (D) with respect to Preferred Units issued pursuant to Section 1.04(a)(iii) and (a)(iv) for the adjustment of Section 1.04(a)(iii), six months after the date on which the Company Group generates a minimum of $210,000,000 in cumulative collected revenues (each, a “Lockup Period”) and (ii) except as permitted by the Securities Act or other applicable securities or blue sky Laws. For purposes of this Section 5.11(a), “transfer” (and all correlative terms) means, as to any Lockup Securities, a direct or indirect (including through the use of any derivative or swap instrument or arrangement) sale, assignment, conveyance, gift, exchange, pledge, encumbrance, Contract to sell, lease or other disposition or transfer (or offer to do any of the foregoing) of such Lockup Securities, whether effected voluntarily, involuntarily or by operation of Law but does not include any transfer of Lockup Securities to any Affiliate of a Seller or for tax or estate planning purposes so long as the Affiliate or transferee agrees to the restrictions contained in this Section 5.10(a).

(b) Each Seller agrees and consents to the entry of stop transfer instructions with Purchaser’s transfer agent and registrar against the transfer of the Lockup Securities, except in compliance with the restrictions set forth in this Agreement. In furtherance of the foregoing, any certificates or book entries evidencing Lockup Securities subject to the provisions of this Agreement shall include legends legally required, including a legend to the effect that the Lockup Securities are subject to lockup restrictions, and similar instructions shall be provided to Purchaser’s transfer agent. Purchaser shall cause the legends referenced in the foregoing sentence to be removed promptly following the expiration of the applicable Lockup Period and will otherwise provide reasonable cooperation to facilitate any transfer by each Seller (or its Affiliates) of the Lockup Securities (in accordance with the limitations and restrictions set forth herein).

5.11 Releases.

(a) Effective upon the Closing, each Seller, on behalf of such Seller, its or his Affiliates and their respective beneficiaries, heirs, executors, administrators, successors and assigns (collectively, the “Seller Releasing Parties”) forever remises, releases and discharges the Company, the Subsidiaries, Purchaser and their respective successors, assigns, officers, directors, and employees (and each of their respective heirs, executors and administrators acting in such capacities) (collectively, the “Purchaser and Company Released Parties”), of and from any and all claims, actions, matters, causes of action, in law or in equity, Liabilities, suits, proceedings, arbitrations, mediations or other investigations, debts, Liens, Contracts, promises, accounts, sums of money, reckonings, bonds, bills, demands, damages, losses, costs, or expenses, whether direct or derivative, of any nature whatsoever, whether a claim, defense or offset, known or unknown, fixed or contingent, including any claim for indemnification or contribution (collectively, the “Claims”) that the Seller Releasing Parties, or any of them, now has or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against Purchaser and Company Released Parties, and each of them, so long as the matter, cause or thing giving rise to such Claim occurred at or prior to the Closing or otherwise relates to the Closing or any period from the beginning of time through the Closing, other than (i) any Claims on account of Purchaser’s obligations under this Agreement and any Ancillary Agreement to which Purchaser is a party, or (ii) any rights that any Seller Releasing Party may have as an Employee to earned and unpaid salary, bonuses, accrued vacation or other employee compensation and unreimbursed expenses, in each case to the extent reflected in the Final Closing Working Capital. Each Seller Releasing Party covenants and agrees that such Seller Releasing Party shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon or relating to any Claim released hereunder, or in any manner (including by way of defense or offset) assert or cause or assist another to assert any Claims released hereunder.

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(b) Effective upon the Closing, the Company Group, on behalf of itself and its Affiliates (other than Purchaser and its Affiliates) and their respective beneficiaries, heirs, executors, administrators, successors and assigns (collectively, the “Company Group Releasing Parties”) forever remises, releases and discharges the Sellers and their respective successors, assigns, officers, directors, and employees (and each of their respective heirs, executors and administrators acting in such capacities) (collectively, the “Seller Released Parties”), of and from any and all Claims that the Company Group Releasing Parties, or any of them, now has or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Seller Released Parties, and each of them, so long as the matter, cause or thing giving rise to such Claim occurred at or prior to the Closing or otherwise relates to the Closing or any period from the beginning of time through the Closing, other than any Claims on account of Sellers’ obligations under this Agreement and any Ancillary Agreement to which any Seller is a party. Each Company Releasing Party covenants and agrees that such Company Releasing Party shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon or relating to any Claim released hereunder, or in any manner (including by way of defense or offset) assert or cause or assist another to assert any Claims released hereunder.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS SECTION 5.11 TO THE CONTRARY, NOTHING HEREIN SHALL BE DEEMED TO RELEASE, WAIVE, MODIFY, AMEND, OR OTHERWISE AFFECT THE RIGHTS OR THE OBLIGATIONS, COVENANTS, OR COMMITMENTS OF SELLER RELEASING PARTIES, COMPANY GROUP RELEASING PARTIES, PURCHASER AND COMPANY RELEASED PARTIES AND SELLER RELEASED PARTIES UNDER THIS AGREEMENT.

(c) Each Seller Releasing Party and Company Releasing Party acknowledges, represents, and warrants that it has had adequate disclosure of all facts necessary to make a knowing release of all Claims released hereunder. Effective for all purposes as of the Closing, each Seller Releasing Party and Company Releasing Party waives and relinquishes any rights and benefits that it may have under any statute or common law principle of any jurisdiction which provides, generally, that a general release does not extend to claims that a creditor does not know or suspect to exist in such party’s favor at the time of executing this Agreement, which if known by such party must have materially affected such party’s settlement with the debtor. Each Seller Releasing Party and Company Releasing Party acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Section 5.11, but it is each such Seller Releasing Party’s and Company Releasing Party’s intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which now exist, may exist or heretofore have existed between any Seller Releasing Party, Company Releasing Party, Purchaser and Company Released Party and Seller Released Party with respect to the subject matter of this Section 5.11 (subject to the exceptions set forth in this Section 5.11). In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Each Seller Releasing Party and Company Releasing Party covenants that it has not assigned any Claims which are the subject of this Section 5.11.

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5.12 Conduct of the Business Pending the Closing. Except as set forth on Schedule 5.12, as required by Law, as contemplated by this Agreement or as Purchaser may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Company shall, and shall cause each other Company Group member to, conduct their operations in the Ordinary Course of Business and use commercially reasonable efforts to preserve present relationships with Employees, suppliers, customers and lenders having business dealings with any Company Group member.

5.13 Access to Books and Records. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, provide Purchaser and their representatives with reasonable access, upon prior reasonable written request, during regular business hours, to (a) the officers and employees of each Company Group member, (b) the books and records of each Company and (c) the Company Properties; provided, that the Company Group shall not be obligated to provide such access or information (A) if doing so would violate any applicable Law or expose such Person to any liability for disclosure of any personal information, personally identifiable information or protected health information or (B) with respect to any information, documents or materials that are subject to an attorney-client, attorney work product or other evidentiary privilege or protection. Prior to the Closing, Sellers and each Company Group member shall generally keep Purchaser informed as to all material matters involving the operations and businesses of the Company Group as reasonably requested by Purchaser.

5.14 Exclusivity. From and after the date hereof until the Closing Date, Sellers and the Company Group shall not take, nor permit any other Related Person to (a) take, any action to solicit, encourage, continue, initiate or engage in discussions or negotiations with, or authorize, negotiate, enter into or propose to enter into any agreement with any Person (other than Purchaser and their Affiliates), concerning any transaction involving a purchase of any Company Group’s equity securities (including pursuant to issuances of new equity securities) or any merger, consolidation, business combination, sale or other disposition of a material amount of assets or similar transaction involving any Company Group member (an “Acquisition Transaction”); (b) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of any Company Group member in connection with an Acquisition Transaction. Sellers and the Company Group shall notify Purchaser orally and in writing promptly after receipt by any Seller, any Company Group member, or any of their respective representatives thereof of any proposal or offer from any Person other than Purchaser regarding an Acquisition Transaction.

5.15 Working Capital. The Purchaser agrees to deliver to the Company the Post-Closing Working Capital Contribution Amount between the Closing Date and 7.5 months after the Closing Date for the Company’s ongoing working capital needs.

5.16 Registration Rights Agreement. Concurrently with the Closing Date, Purchaser and Sellers shall enter into a Registration Rights Agreement which will provide for Purchaser to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of Purchaser Common Stock that may be issued to the Sellers upon exchange of the Preferred Units issued and issuable to them hereunder and to use its commercially reasonable efforts to have such registration statement declared effective as promptly as possible thereafter.

5.17 Obligations Subject to Subordination Agreement. Notwithstanding anything to the contrary set forth herein, the parties hereto acknowledge and agree that the terms of this Agreement are subject to the terms of the Subordination Agreement, and any compliance with the Subordination Agreement by the Purchaser will not be considered a default hereunder or under any other related document or agreement.

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Article VI.
INDEMNIFICATION

6.01 Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement or any Ancillary Agreement shall survive the Closing through and including the 12-month anniversary of the Closing Date; provided, that (a) (i) the Fundamental Representations and Purchaser Fundamental Representations shall survive the Closing through and including the later to occur of: (A) the date that is six months following the expiration of the applicable statute of limitations with respect to a particular matter that is the subject matter thereof, and (B) the date that is six months following the completion of any administrative audit and any subsequent administrative proceeding or Legal Proceeding respecting the Company Group or Purchaser, respectively, related to any taxable period ending before the Closing Date, and (b) any claim with respect to Fraud shall survive the Closing and can be made by a Purchaser Indemnified Party or a Seller Indemnified Party indefinitely. The respective covenants, agreements and obligations of Sellers’ Representative, Seller and Purchaser made in or pursuant to this Agreement will survive for the respective term specified in such covenant, agreement or obligation, or, if not specified, indefinitely. The period of time a representation, warranty, covenant, agreement or obligation survives the Closing pursuant to this Section 6.01 shall be the “Survival Period” with respect to such representation, warranty, covenant, agreement or obligation. In the event that notice of any claim for indemnification under this Article VI shall have been given in accordance with the provisions of this Agreement within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants, agreements or obligations that are the subject of such claim shall survive for the limited purpose of resolving such claim until such matters are finally resolved. It is the express intent of the Parties that, (1) if an applicable Survival Period as contemplated by this Section 6.01 is shorter than the statute of limitations that would otherwise have been applicable, then, by Contract, the applicable statute of limitations shall be reduced to the applicable Survival Period contemplated hereby and (2) if an applicable Survival Period as contemplated by this Section 6.01 is longer than the statute of limitations that would otherwise have been applicable, then, by Contract, the applicable statute of limitations shall be increased to the longer Survival Period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 6.01 for the assertion of claims under this Agreement are the result of arms’-length negotiations among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

6.02 Indemnification.

(a) From and after the Closing, Sellers shall indemnify and hold Purchaser, the Company Group, their respective Affiliates, and their respective current and former directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including punitive, exemplary, lost profits, incidental and consequential damages), interest, fines, penalties, suits, actions, causes of action, assessments, awards, costs, and expenses (including costs of investigation, litigation and defense and attorneys’ and other professionals’ fees and such costs and fees incurred in connection with enforcing this Article VI), in each case, whether or not involving a third-party claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or arising from:

(i) any inaccuracy in or breach of the representations or warranties of the Company Group or any Seller contained in this Agreement or in any Ancillary Agreement; and

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(ii) any breach or non-performance of any covenant, agreement or obligation of (A) Sellers’ Representative or any Seller or (B) to the extent required to be performed at or prior to the Closing, the Company Group, contained in this Agreement or in any Ancillary Agreement.

(b) From and after the Closing, Purchaser shall indemnify and hold Sellers and their respective Affiliates, equity holders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors, and permitted assigns (collectively, the “Seller Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or arising from:

(i) any inaccuracy in or breach of the representations or warranties of Purchaser contained in this Agreement or in any Ancillary Agreement; and

(ii) any breach or non-performance of any covenant, agreement or obligation of (A) Purchaser or (B) to the extent required to be performed following the Closing, the Company Group, contained in this Agreement or in any Ancillary Agreement.

(c) The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements. No Party shall be liable for indemnification under this Article VI for any Losses arising out of, relating to, or resulting from any inaccuracy in or breach of any representation or warranty in this Agreement if (A) with respect to Purchaser Indemnified Parties, Brian McFadden, Brett Vroman, Kevin O’Donnell, Phillip McFillin, or Sheamia Smith and (B) with respect to Seller Indemnified Parties Paul Vassilakos, Christopher Ferguson and Miles Leahy, had actual knowledge of such inaccuracy or breach before the date of this Agreement.

6.03 Other Indemnification Provisions.

(a) Sellers shall not be required to indemnify any Purchaser Indemnified Party under Section 6.02(a)(i) unless the aggregate amount of Losses the Purchaser Indemnified Parties are entitled to recover under this Article VI exceeds $125,000 (the “Deductible”) and then Sellers shall be required to indemnify the applicable Purchaser Indemnified Parties, subject to Section 6.03(b), in excess of such amount; provided, that this Section 6.03(a) shall not limit any recovery for Losses related to (i) the failure to be true and correct of any of the Fundamental Representations, or (ii) any claim arising out of any Fraud of any Seller or the Company Group. Purchaser shall not be required to indemnify any Seller Indemnified Party under Section 6.02(b)(i) unless the aggregate amount of Losses the Seller Indemnified Parties are entitled to recover under this Article VI exceeds the Deductible and then Purchaser shall be required to indemnify the applicable Seller Indemnified Parties, subject to Section 6.03(b), in excess of such amount; provided, that this Section 6.03(a) shall not limit any recovery for Losses related to (A) the failure to be true and correct of any of the Purchaser Fundamental Representations, or (B) any claim arising out of any Fraud of Purchaser.

(b) Sellers shall not be required to indemnify any Purchaser Indemnified Party under Section 6.02(a)(i) for an aggregate amount of Losses exceeding an amount equal to $5,000,000 (the “Cap”); provided, that the Cap shall not apply with respect to Losses related to (i) the failure to be true and correct of any of the Fundamental Representations or (ii) any claim arising out of any Fraud of any Seller or any Company Group member. The aggregate amount of Losses recoverable hereunder by the Seller Indemnified Parties for indemnification pursuant to Section 6.02(b)(i) shall not exceed an amount equal to the Cap; provided, however, that such limitation shall not apply to Losses related to (A) the failure to be true and correct of any of the Purchaser Fundamental Representations, or (B) any claim arising out of any Fraud of Purchaser. Sellers shall not be required to indemnify any Purchaser Indemnified Party under this Article VI for an aggregate amount of Losses exceeding an amount equal to the Total Consideration (the “Overall Cap”).

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(c) The amount of any Losses subject to indemnification under Section 6.02(a) shall be reduced by the amounts actually recovered by the Purchaser Indemnified Party under applicable insurance policies of any Company Group member in effect as of immediately prior to the Closing or any other proceeds received by the Purchaser Indemnified Party with respect to such Losses (net of any Losses incurred in connection with such recovery) and if any Purchaser Indemnified Party receives such insurance proceeds or other proceeds after the settlement of any claim under Section 6.02(a), such Purchaser Indemnified Party shall refund to Sellers the amount of such insurance proceeds or other proceeds that constitute a duplicate recovery, up to the amount received in connection with such claim (net of any Losses incurred in connection with such recovery).

(d) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants, and agreements contained herein that have the effect of limiting such representations, warranties, covenants or agreements shall be disregarded.

(e) No Seller shall have any right of contribution, subrogation, or other recourse against any Company Group member or any of their respective directors, managers, officers, Employees, Affiliates, agents, attorneys, stockholders, members, representatives, assigns, or successors for any claims asserted by Purchaser Indemnified Parties, it being acknowledged that the covenants and agreements of Sellers and each Company Group member are solely for the benefit of the Purchaser Indemnified Parties.

6.04 Indemnity Payments; Setoff.

(a) Any payment any Seller is obligated to make to any Purchaser Indemnified Parties pursuant to Section 6.02(a) shall be paid (but without duplication): (i) first by exercise of its offset rights pursuant to Section 6.04(b) against the Seller Notes and then (ii) if there is no offset or not sufficient offset available under Section 6.02(b) against the Seller Notes at the time any payment is due to any Purchaser Indemnified Parties pursuant to Section 6.04(b), by Sellers (or any of them) by wire transfer of immediately available funds within five Business Days after the date of such notice.

(b) Subject to Section 6.04(a) regarding payments due under Section 6.02(a), without limiting any other rights or remedies available to it, Purchaser shall be entitled to offset any claim for a Loss by a Purchaser Indemnified Party pursuant to this Article VI or any payments due and payable to Purchaser pursuant to this Agreement (including Section 1.03(d)) against payments payable by Purchaser to any Seller Indemnified Party under this Agreement (including any Earnout Amounts payable pursuant to Section 1.04 and under the Seller Notes).

6.05 Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Article VI as an adjustment to the Total Consideration for all Tax purposes to the extent permitted by applicable Law. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article VI is determined to be taxable to the party receiving such payment by any Taxing Authority, the indemnifying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

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Article VII.
CONDITIONS TO CLOSING; TERMINATION

7.01 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Purchaser) of the following conditions:

(a) Each of the representations and warranties of Sellers set forth in Article II and Article III qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects (other than the Fundamental Representations, which shall be true and correct in all but de minimis respects), in each case, as of the date of this Agreement and at and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties qualified as to materiality shall have been true and correct, and those not so qualified shall have been true and correct in all material respects (other than the Fundamental Representations), in each case, as of such earlier date).

(b) There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which would reasonably be expected to have a Material Adverse Effect on the Company Group.

(c) Sellers and the Company Group shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Sellers and the Company Group at or prior to the Closing Date.

(d) Purchaser shall have received the deliverables and items set forth in Section 1.06(a), and any such items required to be obtained or filed shall have been obtained or filed.

(e) No Law shall exist or be enacted or promulgated by any Governmental Authority which would prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(f) No Order shall be in effect nor any Legal Proceeding pending, in each case, enjoining, prohibiting, or otherwise restraining or seeking to prevent any of the Parties from consummating the transactions contemplated hereby, or that makes or seeks to make, such transactions illegal or seeks to impose a burdensome condition, but in all cases excluding any such Legal Proceeding instituted by Purchaser or any Affiliate thereof.

7.02 Conditions to Obligation of Sellers. The obligation of Sellers and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Sellers’ Representative) of the following conditions:

(a) Each of the representations and warranties of Purchaser set forth in Article IV qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects (other than the Fundamental Representations, which shall be true and correct in all but de minimis respects), in each case, as of the date of this Agreement and at and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties qualified as to materiality shall have been true and correct, and those not so qualified shall have been true and correct in all material respects (other than the Fundamental Representations), in each case, as of such earlier date).

(b) There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which would reasonably be expected to have a Material Adverse Effect on Purchaser.

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(c) Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date.

(d) Sellers shall have received the deliverables and items set forth in Section 1.06(b), and any such items required to be obtained or filed shall have been obtained or filed.

(e) No Law shall exist or be enacted or promulgated by any Governmental Entity which would prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(f) No Order shall be in effect nor any Legal Proceeding pending, in each case, enjoining, prohibiting, or otherwise restraining or seeking to prevent any of the Parties from consummating the transactions contemplated hereby, or that makes or seeks to make, such transactions illegal or seeks to impose a burdensome condition, but in all cases excluding any such Legal Proceeding instituted by any Seller, Company or any Affiliate thereof.

7.03 Frustration of Closing Conditions. None of Sellers’ Representative, Sellers, the Company or Purchaser may rely on or assert the failure of any condition set forth in this Article VII if such failure results from or was caused by such party’s (or in the case of Sellers’ Representative, its or any Seller’s) failure to comply with any provision of this Agreement.

7.04 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely:

(a) by the mutual written consent of the Sellers’ Representative and Purchaser;

(b) by either the Sellers’ Representative or Purchaser in writing, if (i) an Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby is in effect and such Order has become final and non-appealable and (ii) the terminating party has not materially breached any provision of this Agreement;

(c) by Purchaser (upon written notice to the Sellers’ Representative), at any time prior to the Closing, if (i) any Seller or the Company is in material breach of the representations, warranties (or any of such representation and warranties are not true and correct) or covenants made by any of them in this Agreement, (ii) such breach is not cured within ten (10) days of written notice of such breach from Purchaser (to the extent such breach is curable), and (iii) such breach (or failure to the true and correct), if not cured or curable, would render the conditions set forth in Section 7.01 incapable of being satisfied;

(d) by the Sellers’ Representative (upon written notice to Purchaser), at any time prior to the Closing, if (i) Purchaser is in material breach of the representations, warranties (or any of such representation and warranties are not true and correct) or covenants made by Purchaser in this Agreement, (ii) such breach is not cured within ten (10) days of written notice of such breach from the Sellers’ Representative (to the extent such breach is curable) and (iii) such breach (or failure to be true and correct), if not cured or curable, would render the conditions set forth in Section 7.02 incapable of being satisfied; or

(e) by Purchaser or Sellers in writing, if the Closing shall not have occurred on or before October 31, 2022; provided, the terminating party has not materially breached any provision of this Agreement.

7.05 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or the Sellers’ Representative, or both, pursuant to Section 7.04, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Stock hereunder shall be abandoned, without further action by Purchaser, the Company or Seller.

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7.06 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the Parties and the Sellers’ Representative shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, any Seller or the Company; provided, that the obligations of the Parties set forth in this Section 7.06, Article VIII, and Section 5.09 (except for the first sentence thereof) shall survive any such termination and shall be enforceable hereunder; provided further, that nothing in this Section 7.06 shall relieve any Party of any Liability for any intentional or willful breach of this Agreement prior to the effective date of termination.

Article VIII.
MISCELLANEOUS

8.01 Expenses. Except as otherwise expressly provided in this Agreement, Sellers, on the one hand, and Purchaser, on the other hand, shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

8.02 Specific Performance. Each Seller and the Company acknowledge and agree that a breach of this Agreement would cause irreparable damage to Purchaser and that, in the event of any such breach, Purchaser will not have an adequate remedy at Law. Therefore, the obligations of Sellers under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

8.03 Submission to Jurisdiction and Consent to Service of Process. The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Pinellas County, Florida over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.06.

8.04 Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements represent the entire understanding and agreement between the Parties with respect to the subject matter hereof, supersede all prior oral discussions and written agreements between the Parties with respect to the subject matter hereof (including any term sheet or similar agreement or document relating to the transactions contemplated hereby), and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser and Sellers’ Representative. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect. The Parties represent and acknowledge that in executing this Agreement, the Parties did not rely, and have not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by any other Party, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. A breach of this Agreement shall not preclude injunctive relief. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy, including injunctive relief. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law or equity. Notwithstanding anything to the contrary set forth herein, no such amendment, change or waiver shall modify any of the provisions of Section 5.17 or this Section 8.04 without the prior written consent of Hudson Bay.

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8.05 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without reference to such State’s principles of conflict of laws.

(b) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.06 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by, email or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

To Purchaser:		To Sellers’ Representative:

Cryptyde, Inc.		[______________________]
20[0] 9th Avenue North, Suite 220		[______________________]
Safety Harbor, Florida 34695		[______________________]
Attn:	Phillip McFillin	Attn:	[_________________]
Email:		pmc@cryptyde.com	Email:	[______]

with a copy to (which will not constitute notice):		with a copy to (which will not constitute notice):

Haynes and Boone, LLP		Graubard Miller
30 Rockefeller Plaza, 26th Floor		405 Lexington Avenue
New York, NY 10112		New York, New York 10174
Attn:	Rick A. Werner	Attn:	Jeffrey M. Gallant
Email:		rick.werner@haynesboone.com	Email:

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8.07 Legal Counsel. Each Party represents and warrants that it has read and fully understands the terms and provisions of this Agreement, has had an opportunity to review this Agreement with legal counsel, and has executed this Agreement based upon such Party’s own judgment and advice of independent legal counsel (if sought).

8.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such provision shall be modified so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.09 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a Party except as provided below or as otherwise expressly provided herein. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase and receive the Membership Interests and to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the equity interests or the assets of the Company (directly or indirectly). Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

8.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The Parties intend to treat as an original any document signed in connection with the transactions contemplated by this Agreement, including any counterpart to this Agreement or any related document that is delivered by electronic transmission, including by facsimile, .PDF, photo static copy, or otherwise.

8.11 Interpretive Matters. Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) The schedules (the “Schedules”) and exhibits (the “Exhibits”) attached to this Agreement and referred to herein are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The Schedules shall be organized in parts corresponding to the numbering in the applicable Article with disclosures in each part specifically corresponding to or cross-referencing a particular Section and subsection of such Article. The disclosure of information on any Schedule will not be deemed to be disclosed on any other Schedule or to relate to any provision of the Agreement other than the particular Section or subsection to which such Schedule refers.

(c) If any conflict exists between the matters set forth herein and in any Exhibit attached hereto, then this Agreement shall govern and control solely to the extent of such conflict.

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(d) References herein (i) to all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP; (ii) to Sections, Schedules and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement; (iii) to an agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, including by waiver or consent; (iv) to a specific Law, or to specific provisions of Laws means such Law or specific provisions of Laws as amended, modified or supplemented from time to time and in effect on the Closing Date and includes any successor comparable Laws in effect on the Closing Date or provisions of Laws thereto in effect on the Closing Date and any rules and regulations promulgated thereunder in effect on the Closing Date; (v) to a list, or any like compilation, means that the item referred to is complete and correct; (vi) to “any” means “any and all”; (vii) to the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the special or similar items or matters immediately following it; (viii) to the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole (including the Schedules and Exhibits) and not merely to a subdivision in which such words appear unless the context otherwise requires; (ix) terms defined in this Agreement include the plural as well as the singular; (x) to “$” or “dollars” shall mean the legal tender of the United States; (xi) to the words “or,” “either” and “any” shall not be exclusive, but shall be used in the inclusive sense of “and/or,” and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation; (xii) to the phrase “to the extent” means “the degree by which” and not “if,” and (xiii) to the word “Agreement,” means this Agreement as amended or supplemented, together with all Schedules and Exhibits.

(e) The phrase “Made Available” with respect to any information or document to be provided by any Company Group member or a Seller shall be deemed satisfied only if a true and complete copy of such information or document (for the avoidance of doubt, including all amendments, waivers, exhibits and schedules thereto) is available for Purchaser to download from the “Forever8 DD” or “F8 DD” (as applicable) online data site maintained at Sharepoint or Dropbox (as applicable) on behalf of the Company Group or Purchaser (as applicable) by the close of business on the second Business Day immediately preceding the Closing Date and remains so available through the Closing Date.

8.12 Appointment and Authorization of Sellers’ Representative.

(a) Effective as of the date hereof, each Seller, for itself and for its respective successors and assigns, hereby irrevocably makes, constitutes and appoints Paul Vassilakos as the Sellers’ Representative, to act as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including full power and authority on such Seller’s behalf: (i) to deliver any document required or permitted to be delivered by such Seller or the Company Group and (ii) to act for and on behalf of such Seller with respect to any claim or matter arising on or after the Closing Date under this Agreement. Each Seller acknowledges that the appointment of Paul Vassilakos as the Sellers’ Representative herein is coupled with an interest and may not be revoked. The Sellers’ Representative accepts its appointment and authorization to act as attorney-in-fact and agent of Sellers and agrees to perform its obligations under and otherwise comply with this Agreement. The power and authority granted hereunder will be exclusive and no Seller shall be entitled to exercise any right under this Agreement except through the Sellers’ Representative. All decisions and acts by the Sellers’ Representative within his authority under this Section 8.12 shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers’ Representative shall not be entitled to receive any compensation, for its services as Sellers’ Representative; provided, however, that the Sellers’ Representative shall be entitled to reimbursement by the Sellers of any reasonable fees and expenses incurred in connection with carrying out Sellers’ Representative’s duties under this Agreement.

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(b) Sellers’ Representative has the full power and authority in each Seller’s name and on each Seller’s behalf to act on such Seller’s behalf in the absolute discretion of the Sellers’ Representative with respect to all matters relating to this Agreement, the other Ancillary Documents and the transactions contemplated hereunder and thereunder, including, without limitation, the power: (i) to enter into and amend, modify or waive any provision of this Agreement (subject to Section 8.04) and each of the Ancillary Agreements to which the Sellers’ Representative is a party; (ii) to bind each Seller by all notices given or received, by all agreements and determinations made, and by all agreements, documents and instruments executed and delivered by the Sellers’ Representative under this Agreement and the other Ancillary Agreements; (iii) to negotiate, agree to, enter into settlements and compromises of, demand dispute resolution for and comply with Orders for and on behalf of each Seller with respect to any matters that may arise under this Agreement or the other Ancillary Agreements; (iv) to take any and all actions relating to claims to indemnify, hold harmless or reimburse any Purchaser Indemnified Party hereunder; (v) to engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Sellers’ Representative in complying with the Sellers’ Representative’s duties and obligations; (vi) to take all actions and execute all such agreements, documents and instruments necessary or appropriate in the absolute discretion of the Sellers’ Representative for the accomplishment of the foregoing or the transactions contemplated by this Agreement and the other Ancillary Agreements; and (vii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate this Agreement and the other Ancillary Agreements. Neither the Sellers’ Representative nor any of its Affiliates or the directors, officers, partners, managers, members, employees, agents or representatives of any of the foregoing will be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken by the Sellers’ Representative under this Agreement or any of the other Ancillary Agreements except in the case of the Sellers’ Representative’s willful misconduct or fraud. The Sellers’ Representative may consult with legal counsel, independent public accountants or other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. After the Closing, notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers.

(c) Purchaser shall be entitled to deal exclusively with the Person serving as the Sellers’ Representative on all such matters relating to this Agreement or any of the other Ancillary Agreements to which Purchaser and Sellers’ Representative are parties and to rely conclusively (without further evidence of any kind whatsoever) upon any document delivered by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller, as being authorized by such Seller, and Purchaser shall not be liable to such Seller for any action taken or omitted to be taken by Purchaser based on such reliance. A decision, act, consent or instruction of the Sellers’ Representative on behalf of any Seller, including any agreement between the Sellers’ Representative and Purchaser relating to the defense, payment or settlement of any claims to indemnify, hold harmless or reimburse any Purchaser Indemnified Party hereunder, shall constitute a decision, act, consent or instruction of such Seller, shall be final, binding and conclusive upon such Seller, and may be relied upon as such by Purchaser. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. Purchaser is relieved from any Liability to any Person for any acts done by Purchaser in accordance with such decision, act, consent or instruction.

(d) Each Seller agrees to indemnify the Sellers’ Representative and to hold him harmless against any and all loss, liability or expense incurred in good faith on the part of the Sellers’ Representative and arising out of or in connection with his duties as the Sellers’ Representative, including the reasonable costs and expenses incurred by the Sellers’ Representative in defending against any claim or liability in connection herewith.

* * * * *

[The remainder of this page is intentionally left blank; signature page follows.]

44

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:

Cryptyde, Inc.

By:	/s/ Brian McFadden
Name:	Brian McFadden
Title:	President

COMPANY:

Forever 8 Fund, LLC

By:	/s/ Paul Vassilakos
Name:	Paul Vassilakos
Title:	Member

SELLERS’ REPRESENTATIVE:

/s/ Paul Vassilakos
PAUL VASSILAKOS

Signature Page to Membership Interest Purchase Agreement

SELLERS (each Seller to execute a counterpart to this signature page):

IF AN INDIVIDUAL:	IF AN ENTITY:

Signature:	Entity Name:
Name:	Signature:
Name:
Title:

Signature Page to Membership Interest Purchase Agreement

EXHIBIT A

Defined Terms

The definitions of terms capitalized and used throughout this Agreement are as follows:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Ancillary Agreements” means all other agreements, certificates and instruments which a Party executed in connection with, or is otherwise contemplated by, this Agreement

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other Law that prohibits bribery, corruption, fraud, or other improper payments.

“Assumed Indebtedness” means those liabilities of the Company Group set forth on Schedule A-1.

“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act of 2020 (Public Law 116-136).

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, as amended.

“Closing Debt Amount” means, as of the Effective Time (but immediately before taking into account the consummation of the transactions contemplated hereby), the aggregate amount of all Indebtedness of the Company Group.

“Closing Working Capital” means, as of the Effective Time, (a) the current assets of each Company Group member (any deferred income Tax assets), less (b) the current liabilities of such Company Group members (excluding accrued interest on Indebtedness, deferred income Tax Liabilities and any other Liabilities included in the Indebtedness and/or Transaction Expenses of such Company Group members), in each case, determined as of the Effective Time (without giving effect to any of the transactions contemplated hereby). The calculation of Closing Working Capital will be determined in accordance with GAAP.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group Intellectual Property” mean all Intellectual Property rights used in connection with the Business.

“Company Group Technology” means all Technology owned by any Company Group member.

A-1

“Confidential Information” means any information with respect to the Business, any Company Group member or any Affiliate of such Company Group member, including methods of operation, products, Technology, inventions, Trade Secrets, commercial secrets, know-how, software, marketing methods and sales plans and strategies, suppliers, competitors, markets, market surveys, techniques, research, development, production processes, finances, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or future developments, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing, distribution and installation plans, processes and strategies, methodologies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions or other specialized information or proprietary matters; provided, however, that “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the Closing Date or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Allocation Schedule” means the schedule setting forth the amounts or percentages of each component of the Total Consideration receivable by each Seller or holders of Indebtedness being paid at Closing (subject to the terms and conditions of this Agreement), attached hereto as Exhibit C.

“Contract” means any agreement, contract, lease, note, bond, mortgage, instrument, license, loan, indenture, purchase order or other arrangement, commitment, consensual obligation, promise or undertaking whether written or oral (whether express or implied).

“Employee” means any individual who is an employee, whether by contract, common law or otherwise, of any Company Group member (which for all purposes shall include employees on a leave of absence or temporary layoff and employees leased by any Company Group member from a third party).

“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, suit, litigation, application, hearing, investigation, audit, citation, complaint, summons, writ, prosecution, proceeding, request for information, environmental Lien, demand, abatement, Order, direction (conditional or otherwise), or other proceeding (whether in contract, tort, or otherwise, whether at law, including common law, or in equity and whether civil, criminal, administrative, regulatory or investigative) by or before any Governmental Authority or any other Person relating to or arising from (a) any past or present environmental matter, including any non-compliance with or breach of any Environmental Laws or any Release of any Hazardous Material in, on, at, onto or under the Company Group Property, (b) any personal injury (including sickness, disease or death), damage to tangible or intangible property, damage to the environment, nuisance, pollution, contamination, trespass or adverse effects on property, the environment or Persons under any Environmental Laws or involving or in connection with any Hazardous Material, or (c) any Environmental Costs and Liabilities.

“Environmental Costs and Liabilities” means any and all Losses arising from or under or resulting from or based upon (a) a Release or threatened Release of, or exposure to, any Hazardous Material arising or occurring in connection with the operation or activities of the Business, the Company Group Property, the assets or properties of any Company Group member or with any act, omission or conduct of any Company Group member or related to any property, facility, equipment or assets currently or formerly owned, occupied, operated or leased by any Company Group member or any activities or operations thereof, (b) the transportation, storage, treatment, processing, abatement, remediation, removal, presence, generation, manufacturing, handling or disposal of Hazardous Materials by or on behalf of any Company Group member or in connection with the Company Group Property, or other property, asset, facility, equipment or assets currently or formerly owned, operated, occupied, or leased by any Company Group member or utilized in the conduct of the Business in violation of Environmental Laws or (C) any violation or alleged violation of any Environmental Laws or any Liability or alleged Liability under any Environmental Laws.

A-2

“Environmental Law” means any Law as now or hereafter in effect in any way relating to protection of human health and safety, public welfare, the environment, or natural resources, including those Laws relating to the storage, handling and use of chemicals, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, those relating to the generation, processing, treatment, storage, transport, disposal or other management of chemicals, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, those Laws relating to the Release, reporting, discharge, investigation, or remediation of waste materials, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, and those Laws relating to the protection of threatened or endangered species or environmentally sensitive areas. Environmental Law includes the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and analogous foreign, federal, state or local Laws, as each has been amended as of the Closing and the regulations promulgated pursuant thereto.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any time preceding the date of this Agreement would have been treated as “a “single employer” with any Company Group member under Code Sections 414(b), (c), (m), or (o).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Fraud” means common law fraud under applicable Laws.

“Fundamental Representations” means the representations and warranties set forth in Sections 2.01 (authorization), 2.03 (ownership and transfer of the membership interests), 2.05 (brokers’ fees and commissions), 3.01 (organization), 3.02 (authorization), 3.03 (conflicts; consents of third parties), 3.04 (capitalization), 3.12 (taxes), 3.13(a) (brokers’ fees and commissions) and 3.15 (intellectual property).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“General Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally, and, as to enforceability, general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Governmental Authority” means any federal, national, state, provincial, territorial, municipal, local or other governmental, quasi-governmental, regulatory or administrative authority, body, division, bureau, department, agency, ministry, board or commission or other subdivision thereof or any court, tribunal, administrative hearing body or judicial or arbitral body exercising any executive, legislative, judicial, regulatory, Tax or administrative function of or pertaining to government.

A-3

“Hazardous Material” means any solid, liquid, gas, emission, odor, heat, sound, vibration, radiation, chemical, material, compound, substance, element, noise, dust, smoke, emission, particulate or any derivative or combination of the foregoing that may impair or adversely affect the environment, injure or damage property or plant or animal life or harm, impair or adversely affect the enjoyment of property or the health of any individual and includes any waste, narcotics, chemicals, asbestos containing material, mold, petroleum compounds, urea formaldehyde, polychlorinated biphenyls, greenhouse gases, that class of chemicals referred to as per- and polyfluoroalkyl substances, and any substance, compound or derivative defined, regulated, prohibited, prescribed, limited or prohibited by a Governmental Authority under any Environmental Laws or otherwise characterized under or pursuant to any Environmental Laws as “hazardous”, “deleterious”, “dangerous”, “waste”, “toxic”, “pollutant”, “contaminant”, “harmful” or words of similar meaning.

“Indebtedness” of any Person means, without duplication: (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment of which such Person is responsible or liable for (including any seller notes, deferred purchase price obligations or earnout obligations issued or entered into in connection with any acquisition undertaken by such Person); (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to the repossession or sale of such property) (but excluding, as applicable, trade accounts payable and other accrued current Liabilities to the extent taken into account in calculation Closing Working Capital, other than the current Liability portion of any indebtedness for borrowed money); (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person, contingent or otherwise, for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of such Person under interest rate, currency swap or other hedging transactions (valued at the termination value thereof); (f) all monies and deposits received in advance; (g); all customer overpayments or credits; (h) all obligations for deferred compensation arrangements (to the extent not considered a Transaction Expense); (i) all obligations under surety bonds; (j) all obligations of the type referred to in clauses (a) through (i) of any Persons, the payment of which such Person is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (k) all obligations of the type referred to in clauses (a) through (j) of such Person or of any other Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person, whether or not such obligation is assumed by such Person.

“Independent Contractor” means a Person providing services to any Company Group member on the Closing Date who is not an Employee.

“Intellectual Property” means all worldwide intellectual property, and all rights, title and interest arising therefrom or in respect thereof, including the following: (a) all patents and applications therefor (collectively, “Patents”); (b) all trademarks, service marks, trade names, service names, brand names, trade dress, logos and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations thereof (collectively, “Marks”); (c) all copyrights, works of authorship and registrations and applications thereof, including Software (collectively, “Copyrights”); (d) all trade secrets and know-how, including any material and manufacturing specifications, drawings, designs, methods, processes and formulations, in all cases whether patentable or not (collectively, “Trade Secrets”); (e) any reissues, continuations (including continuations-in-part), extensions, renewals, divisionals or amendments of any Patents, Marks, or Copyrights and any other applications or registrations relying on applicable Patents, Marks, or Copyrights for priority; and (f) any other proprietary, intellectual or industrial property rights of any kind or nature.

A-4

“Intellectual Property Licenses” means (a) any grant by any Company Group member to another Person of any right relating to or under any Intellectual Property and (b) any grant by another Person to any Company Group member of any right relating to or under any third Person’s Intellectual Property.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the U.S. Department of the Treasury.

“Knowledge” means, with respect to any Person that is not an individual, the knowledge after due inquiry of any of such Person’s and its Affiliates’ directors, managers, executive officers and all other offices and managers having responsibility relating to the applicable matter, or, in the case of an individual, knowledge of such individual after due inquiry. Notwithstanding the foregoing, references to “Knowledge of Sellers” in Article III shall include the Knowledge of each Company Group member and the Knowledge of each Seller.

“Law” means any foreign, federal, state, provincial, territorial, or local law (including common law or law in equity), statute, code, ordinance, rule, regulation, order, by-law, treaty, code, rule, judgment, Order or other requirement applicable to that Person, property, transaction, event or other matter, whether or not having the force of law, and including all applicable requirements, requests, demands, rules, consents, approvals, authorizations, guidelines, practices and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction, facility, equipment, event or other matter and regarded by such Governmental Authority as requiring compliance.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, charge, investigation, inquiry, proceeding, demand, complaint or claim (including any counterclaim) by or before a Governmental Authority.

“Liability” means any debt, Loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” means any lien, encumbrance, pledge, mortgage, hypothecation, deed of trust, security interest, claim, lease, charge, option, prior assignment, claim, lease, sublease, right to possession, charge, option, warrant, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property, including any Contract granting any of the foregoing other than Permitted Liens.

A-5

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, (a) had or could reasonably be expected to have a materially adverse effect on the historical or near-term or long-term projected business, operations, assets, liabilities, condition (financial or otherwise) or results of operations (including EBITDA or cash flow) of the Company Group or Purchaser, as applicable, (b) had or could reasonably be expected to have a materially adverse effect on the value of the Company Group or Purchaser, as applicable, or the assets or properties of the Company Group or Purchaser, as applicable, (c) prevents or materially impairs or delays, or could reasonably be expected to prevent or materially impair or delay, the ability of the Company Group or Purchaser, as applicable, to consummate the transactions contemplated by this Agreement or perform its respective duties under this Agreement or the Ancillary Agreements, or (d) is or could reasonably be expected to be materially adverse to the ability of Purchaser to operate the Business immediately after the Closing substantially in the manner as the Business was operated immediately prior to the Closing, but excluding any such fact, circumstance, development, event or change to the extent resulting or arising from (i) any change in Law or interpretation thereof, (ii) any change in general economic conditions in the industries or markets in which the Company Group or Purchaser operates or affecting United States or foreign economies in general, (iii) any change that is generally applicable to the industries or markets in which the Company Group or Purchaser operates, (iv) any change resulting from acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, occurring after the date hereof, (v) any change in GAAP; (vi) any failure by the Company Group to meet any projections or forecasts for any period (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), or (vii) any effect related to the public announcement or pendency of the transactions contemplated by this Agreement, including, without limitation, (A) any actions of competitors, (B) any actions taken by or losses of employees or (C) any delays or cancellations of orders; provided however, that with respect to clauses (i), (ii), (iii), (iv) and (v), the impact of such fact, circumstance, development, event or change does not or could not reasonably be expected to have a disproportionate adverse impact on the Company Group, taken as a whole, or Purchaser, as compared to other Persons operating in the same industry in which the Company Group or Purchaser operates. For the avoidance of doubt, the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Order” means any order, injunction, judgment, decree, ruling, decision, direction, award, writ, grant of equitable relief, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Company Group through the date hereof consistent with past practice.

“Permits” means all permits, licenses, certificates, certifications, accreditations, qualifications, authorizations, approvals, registrations and similar privileges or rights held or used by any Company Group member and all rights and incidents of interest therein.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings; provided, that an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP, (b) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the ordinary course of business out of an agreement between any Company Group member and the party filing such Lien that are not material to the business, operations and financial condition of the property so encumbered and that are not resulting from a breach, default or violation by any Company Group member of any Contract or Law and (c) zoning, entitlement and other land use and environmental regulations by any Governmental Authority; provided, that such regulations (i) have not been violated, (ii) do not materially adversely affect any Company Group member’s operation of the Business from such lands or the continued use of the real property to which they relate and (iii) do not affect the marketability of the real property to which they relate.

A-6

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Plans” means (a) all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code and all other incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plans, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract or understanding (whether qualified or nonqualified, written or unwritten, or subject to ERISA), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed to by any Company Group member or for which such Company Group member has any Liability, contingent or otherwise, and (b) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which any Company Group member or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time prior to the Closing Date or with respect to which any Company Group member or any ERISA Affiliate has any Liability, contingent or otherwise.

“Post-Closing Working Capital Contribution Amount” has the meaning set forth in Section 1.04(d) hereof.

“Privacy Requirements” means all federal or state Laws and requirements in Contracts relating to the use, disclosure, storage, maintenance, transmission, encryption, access to or privacy or security of, “personally identifiable information,” “personal data”, “sensitive personal information” or “personal information” or any other information that, whether on its own or together with any other information, could be used to identify, contact or locate any individual; and the Company Group’s and its Affiliates’ internal and external-facing privacy and data protection policies and procedures.

“Purchaser Common Stock” or “Shares” means the Common Stock, $0.001 par value, of Purchaser.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 4.01 (organization of purchaser), 4.02 (authorization), 4.03(a)(i) (conflicts), 4.06 (financial advisors) and 4.12 (equity capitalization).

“Purchaser SEC Documents” means (i) each quarterly report, Form 10, Form S-1, 424(b) prospectus, Form 8-K, information statement, registration statement, and other filings filed by Purchaser with the SEC since May 16, 2022, and prior to the date hereof and (ii) Amendment No. 4 to the Purchaser’s Form 10.

“Release” means any releasing, spilling, emitting, leaking, pumping, pouring, dumping, emptying, injecting, depositing, disposing, discharging, dispersing, leaching, spraying, abandoning, throwing, placing, exhausting, emptying, escaping or migrating of a Hazardous Material into, onto, at, under or from the environment under any circumstance, and when used as a noun has a like meaning.

“Securities Act” means the Securities Act of 1933, as amended.

A-7

“Software” means all (a) software, computer programs, applications, systems and code, including algorithms, models, methodologies, program interfaces, source code, object code and executable code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, utilities, libraries and compilers, (d) technology supporting websites, user interfaces, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including forms, user manuals, support, maintenance and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Subsidiary” means any Person of which (a) more than 10% of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company Group; or (b) the Company Group is entitled, directly or indirectly, to appoint one or more Persons to serve on the board of directors or managers or comparable supervisory body of such Person.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, goods and services, harmonized sales, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Company Group member or any of its Affiliates.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Technology” means, collectively, Software, information, programming content and data, designs, source code, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Transaction Expenses” means all (whether or not accrued) fees or other payments or obligations owed to third parties by any Company Group member (including those fees, expenses, payments and obligations incurred by any Company on behalf of any Seller), arising from or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, the transactions contemplated hereby, and any due diligence requests or activity related to such transactions, including (a) financial advisors’, attorneys’, accountants’ and other professional fees and expenses, (b) any and all payments arising from retention, severance, “stay,” sale, transaction or sign-on bonuses as well as any deferred compensation payable to Employees and any other similar payments to Employees and representatives, including any payments pursuant to the Bonus Agreements and any Company Group member’s portion of employment and similar Taxes associated with any such items, and (c) any and all fees, expenses, break costs (including costs calculated based on difference in swap and current rates) payments or other costs related to the termination of any swap agreements, derivative transactions, or similar arrangements.

A-8

“Treasury Regulations” means the regulations promulgated under the Code.

“Unpaid Transaction Expenses” means the amount of Transaction Expenses that remain unpaid as of the Closing.

“Working Capital” means as of March 31, 2022, the current assets of each Company Group member (any deferred income Tax assets), less (b) the current liabilities of such Company Group members (excluding accrued interest on Indebtedness, deferred income Tax Liabilities and any other Liabilities included in the Indebtedness of such Company Group members), in each case, determined as of March 31, 2022. The calculation of Working Capital will be determined in accordance with GAAP.

Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the Sections indicated:

Term	Section
Acquisition Transaction	5.14
Additional Base Preferred Units	1.02
Additional Preferred Units	1.04(a)
Additional Base Preferred Units VWAP	1.02
Adjustment Statement	1.03(b)
Agreement	Preamble
Amended Operating Agreement	Recitals
Asset Allocation	1.07
Balance Sheet Date	3.06(a)
Base Unit Consideration Target	1.02
Business	Recitals
Cap	6.03(b)
Claims	5.11(a)
Closing	1.05
Closing Date	1.05
Common Membership Interests	Recitals
Common Stock	4.12(a)(i)
Common Units	Recitals
Company	Preamble
Company Affiliate	3.23(a)
Company Documents	3.02
Company Group	Recitals
Company Group Permits	3.13(b)
Company Group Property or Company Group Properties	3.10(a)
Company Group Releasing Parties	5.11(b)
Convertible Securities	4.12(a)(ii)
Consultancy Agreements	1.06(a)(ix)
Deductible	6.03(a)
Deficit Amount	1.03(d)(i)

A-9

Term	Section
Earn-Out Amounts	1.04(a)(ii)
Earn-Out Targets	1.04(a)
Earn-Out VWAP	1.04(a)(iii)
Earnout Statement	1.04(b)
Effective Time	1.05
Employment Agreements	1.06(a)(x)
Estimated Adjustment Amount	1.03(d)
Estimated Closing Debt Amount	1.03(a)
Estimated Closing Statement	1.03(a)
Estimated Closing Working Capital	1.03(a)
Estimated Unpaid Transaction Expenses	1.03(a)
Exhibits	8.11
Existing Membership Interests	Recitals
FCPA	3.23(a)
Final Adjustment Amount	1.03(d)
Final Amounts	1.03(c)
Final Closing Debt Amount	1.03(c)
Final Closing Working Capital	1.03(c)
Final Unpaid Transaction Expenses	1.03(c)
Financial Statements	3.06(a)
First Earn-Out Consideration	1.04(a)(i)
First Earn-Out Revenue	1.04(a)(i)
Forever 8 Marks	5.04
Government Official	3.23(a) and 4.11(a)
Indemnified Parties	6.02(b)
Independent Accountant	1.03(c)
Information Security Reviews	3.15(g)
Initial Base Preferred Units	1.02
Initial Press Release	5.02
Interim Financial Statements	3.06(a)
Lockup Period	5.10(a)
Lockup Securities	5.10(a)
Loss and Losses	6.02(a)
Material Contracts	3.11(a)
Membership Interests	Recitals
Occurrence Policies	5.06(a)
Organizational Documents	1.06(a)(v)
Overall Cap	6.03(b)
Party or Parties	Preamble
Payoff Letters	1.06(a)(iii)
Post-Closing Working Capital Contribution Amount	1.04(d)
Preferred Membership Interests	Recitals
Preferred Stock	4.12(a)(C)
Preferred Units	Recitals
Proposed Amounts	1.03(b)
Public Announcement	5.02
Purchaser	Preamble
Purchaser Affiliate	4.11(a)
Purchaser and Company Released Parties	5.11(a)

A-10

Term	Section
Purchaser Documents	4.02
Purchaser Indemnified Parties	6.02(a)
Purchaser Stockholder Approval	5.09
Qualified Plan	3.20(a)
Real Property Lease or Real Property Leases	3.10(a)
Registration Rights Agreement	1.06(a)(x)
Related Person or Related Persons	3.17
Restricted Business	5.01(a)
Restricted Period	5.01(a)
Schedules	8.11(b)
Second Earn-Out Consideration	1.04(a)(ii)
Second Earn-Out Revenue	1.04(a)(ii)
Seller or Sellers	Preamble
Seller Documents	2.01
Seller Indemnified Parties	6.02(b)
Seller Notes	1.02
Seller Released Parties	5.11(b)
Seller Releasing Parties	5.11(a)
Sellers’ Representative	Preamble
Subsidiary Interests	3.04(a)
Straddle Period	5.03(b)
Subordination Agreement	1.06(a)(xi)
Surplus Amount	1.03(d)(ii)
Survival Period	6.01
Tail Policy	5.06(b)
Tax Claim	5.03(c)
Total Additional Preferred Units	1.03(a)(iii)
Total Base Preferred Unit Consideration	1.02
Total Consideration	1.02
Transaction Expense Statements	1.06(a)(iii)
Transfer Taxes	5.03(d)
True-up Units	1.03(a)(iii)
Unit Consideration	1.04(a)
VWAP	1.04(a)(i)

A-11

EXHIBIT B

AMENDED OPERATING AGREEMENT

(Attached)

Exhibit B to Membership Interest Purchase Agreement

EXHIBIT C

ALLOCATION SCHEDULE

[To Be Updated From Schedule 1.03]

Exhibit C to Membership Interest Purchase Agreement

EXHIBIT D

SUBORDINATION AGREEMENT

Exhibit D to Membership Interest Purchase Agreement